                                $165,000,000

                              CREDIT AGREEMENT

                                dated as of

                              October 18, 1996

                                    among

                              KEMET CORPORATION

                           The Banks Listed Herein

                                     and

                        WACHOVIA BANK OF GEORGIA, N.A.,
                                   as Agent

                                     and

                       ABN AMRO BANK N.V. ATLANTA AGENCY,

                                 as Co-Agent

























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                               TABLE OF CONTENTS
                               CREDIT AGREEMENT


                                  ARTICLE I

                                 DEFINITIONS

SECTION 1.01.  Definitions                                       1
SECTION 1.02.  Accounting Terms and Determinations              16
SECTION 1.03.  Use of Defined Terms                             16
SECTION 1.04.  Terminology                                      16
SECTION 1.05.  References                                       16

                                  ARTICLE II

                                 THE CREDITS

SECTION 2.01.  Commitments to Make Syndicated Loans             16
SECTION 2.02.  Method of Borrowing Syndicated Loans             17
SECTION 2.03.  Money Market Loans                               18
SECTION 2.04.  Notes                                            22
SECTION 2.05.  Maturity of Loans                                22
SECTION 2.06.  Interest Rates                                   23
SECTION 2.07.  Fees                                             25
SECTION 2.08.  Optional Termination or Reduction of Commitments 26
SECTION 2.09.  Mandatory Termination of Commitments             26
SECTION 2.10.  Optional Prepayments                             26
SECTION 2.11.  Mandatory Prepayments                            27
SECTION 2.12.  General Provisions as to Payments                27
SECTION 2.13.  Computation of Interest and Fees                 31

                               ARTICLE III

                        CONDITIONS TO BORROWINGS

SECTION 3.01.  Conditions to First Borrowing                    31
SECTION 3.02.  Conditions to All Borrowings                     32

                               ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES

SECTION 4.01.  Corporate Existence and Power                    33
SECTION 4.02.  Corporate and Governmental Authorization;
               No Contravention                                 33
SECTION 4.03.  Binding Effect                                   34
SECTION 4.04.  Financial Information                            34
SECTION 4.05.  Litigation                                       34
SECTION 4.06.  Compliance with ERISA                            34
SECTION 4.07.  Taxes                                            34
SECTION 4.08.  Subsidiaries                                     35
SECTION 4.09.  Not an Investment Company                        35
SECTION 4.10   Public Utility Holding Company Act               35
SECTION 4.11.  Ownership of Property; Liens                     35

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SECTION 4.12.  No Default                                       35
SECTION 4.13.  Full Disclosure                                  35
SECTION 4.14.  Environmental  Matters                           36
SECTION 4.15.  Compliance with Laws                             36
SECTION 4.16.  Capital Stock                                    36
SECTION 4.17.  Margin Stock                                     37
SECTION 4.18.  Insolvency                                       37

                                ARTICLE V

                                COVENANTS

SECTION 5.01.  Information                                      37
SECTION 5.02.  Inspection of Property, Books and Records        39
SECTION 5.03.  Ratio of Consolidated Funded Debt to
               Consolidated Total Capital                       39
SECTION 5.04.  Minimum Consolidated Net Worth                   39
SECTION 5.05.  Ratio of Earnings Before Interest, Leases and
               Taxes to Consolidated Fixed Charges              39
SECTION 5.06.  Loans or Advances                                39
SECTION 5.07.  Investments                                      40
SECTION 5.08.  Factor Receivables                               40
SECTION 5.09.  Negative Pledge                                  40
SECTION 5.10.  Maintenance of Existence                         42
SECTION 5.11.  Dissolution                                      42
SECTION 5.12.  Consolidations, Mergers and Sales of Assets      42
SECTION 5.13.  Compliance with Regulations G, T, U and X        43
SECTION 5.14.  Compliance with Laws; Payment of Taxes           43
SECTION 5.15.  Insurance                                        43
SECTION 5.16.  Change in Fiscal Year                            43
SECTION 5.17.  Maintenance of Property                          44
SECTION 5.18.  Environmental Notices                            44
SECTION 5.19.  Environmental Matters                            44
SECTION 5.20.  Environmental Release                            44
SECTION 5.21.  Significant Subsidiaries                         44
SECTION 5.22   Sale, Transfer or Pledge of Industrial Revenue
               Bonds                                            45
SECTION 6.01.  Events of Default                                45
SECTION 6.02.  Notice of Default                                48

                             ARTICLE VII

                             THE AGENT

SECTION 7.01.  Appointment, Powers and Immunities               48
SECTION 7.02.  Reliance by Agent                                49
SECTION 7.03.  Defaults                                         49
SECTION 7.04.  Rights of Agent and its Affiliates as a Bank     50
SECTION 7.05.  Indemnification                                  50
SECTION 7.06.  CONSEQUENTIAL DAMAGES                            50

SECTION 7.07.  Payee of Note Treated as Owner                   51
SECTION 7.08.  Non-Reliance on Agent and Other Banks            51
SECTION 7.09.  Failure to Act                                   51
SECTION 7.10.  Resignation or Removal of Agent                  51


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                           ARTICLE VIII

                 CHANGE IN CIRCUMSTANCES; COMPENSATION

SECTION 8.01.  Basis for Determining Interest Rate Inadequate
               or Unfair                                        52
SECTION 8.02.  Illegality                                       52
SECTION 8.03.  Increased Cost and Reduced Return                53
SECTION 8.04.  Base Rate Loans Substituted for Affected
               Euro-Dollar Loans                                54
SECTION 8.05.  Compensation                                     55

                            ARTICLE IX

                           MISCELLANEOUS

SECTION 9.01.  Notices                                          56
SECTION 9.02.  No Waivers                                       56
SECTION 9.03.  Expenses; Documentary Taxes; Indemnification     56
SECTION 9.04.  Setoffs; Sharing of Set-Offs                     57
SECTION 9.05.  Amendments and Waivers                           58
SECTION 9.06.  Margin Stock Collateral                          58
SECTION 9.07.  Successors and Assigns                           58
SECTION 9.08.  Confidentiality                                  60
SECTION 9.09.  Representation by Banks                          61
SECTION 9.10.  Obligations Several                              61
SECTION 9.11.  Survival of Certain Obligations                  61
SECTION 9.12.  Georgia Law                                      61
SECTION 9.13.  Severability                                     61
SECTION 9.14.  Interest                                         61
SECTION 9.15.  Interpretation                                   61
SECTION 9.16.  Consent to Jurisdiction                          62
SECTION 9.17.  Counterparts                                     62
SECTION 9.18.  Knowledge of Borrower                            62


SCHEDULE 4.05       Description of Litigation
SCHEDULE 4.08A      Existing Subsidiaries
SCHEDULE 4.08B      Existing Domestic Significant Subsidiaries
SCHEDULE 4.08C      Existing Foreign Significant Subsidiaries
SCHEDULE 4.14 A-1   Description of Environmental Liabilities
SCHEDULE 4.14 A-2   Properties on National Priorities or CERCLIS List
SCHEDULE 5.07       Existing Investments
EXHIBIT A           Form of Syndicated Note
EXHIBIT B           Form of Money Market Note
EXHIBIT C           Form of Opinion of Counsel for the Borrower
EXHIBIT D           Form of Opinion of Special Counsel for the Agent
EXHIBIT E           Form of Money Market Quote Request
EXHIBIT F           Form of Money Market Quote
EXHIBIT G           Form of Closing Certificate
EXHIBIT H           Form of Secretary's Certificate
EXHIBIT I           Form of Compliance Certificate
EXHIBIT J           Form of Assignment and Acceptance
EXHIBIT K           Form of Notice of Borrowing

                             CREDIT AGREEMENT


  AGREEMENT dated as of October 18, 1996 among KEMET CORPORATION, the BANKS listed on the signature pages hereof and WACHOVIA BANK OF GEORGIA, N.A., as Agent, and ABN AMRO BANK N.V. ATLANTA AGENCY, as Co-Agent.

  The parties hereto agree as follows:

                                ARTICLE I

                               DEFINITIONS

  SECTION 1.01. Definitions. The terms as defined in this Section 1.01 shall, for all purposes of this Agreement and any amendment hereto (except as herein otherwise expressly provided or unless the context otherwise requires), have the meanings set forth herein:

  "Adjusted London Interbank Offered Rate" has the meaning set forth in
Section 2.06(c).

  "Affiliate" of any Person means (i) any other Person which directly, or indirectly through one or more intermediaries, controls such Person,
(ii) any other Person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such Person, or (iii) any other Person of which such Person owns, directly or indirectly, 20% or more of the common stock or equivalent equity interests; provided that for purposes of this Agreement, neither CVC nor KEMET Partners shall be deemed to be an Affiliate of the Borrower or any of its Subsidiaries. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

  "Agent" means Wachovia Bank of Georgia, N.A., a national banking association organized under the laws of the United States of America, in its capacity as agent for the Banks hereunder, and its successors and permitted assigns in such capacity.

  "Agent's Letter Agreement" means that certain letter agreement, dated as of September 5, 1996, between the Borrower and the Agent relating to the structure of the Loans, and certain fees from time to time payable by the Borrower to the Agent, together with all amendments and modifications thereto.

  "Agreement" means this Credit Agreement, together with all amendments and supplements hereto.

  "Applicable Facility Fee Rate" has the meaning set forth in Section
2.07(a).

  "Applicable Margin" has the meaning set forth in Section 2.06(a).

  "Assignee" has the meaning set forth in Section 9.07(c).


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  "Assignment and Acceptance" means an Assignment and Acceptance executed in accordance with Section 9.07(c) in the form attached hereto as Exhibit
J.

  "Authority" has the meaning set forth in Section 8.02.

  "Bank" means each bank listed on the signature pages hereof as having a Commitment, and its successors and assigns.

  "Base Rate" means for any Base Rate Loan for any day, the rate per annum equal to the higher as of such day of (i) the Prime Rate, and (ii) one-half of one percent above the Federal Funds Rate for such day. For purposes of determining the Base Rate for any day, changes in the Prime Rate and the Federal Funds Rate shall be effective on the date of each such change.

  "Base Rate Loan" means a Loan which bears or is to bear interest at a rate based upon the Base Rate.

  "Beneficial Ownership" shall have the meaning given to such term in Rule 13-d of the Securities and Exchange Commission under the Securities Exchange Act of 1934.

  "Bond Issuance and Purchase Agreement" means that certain Bond Issuance and Purchase Agreement dated as of December 22, 1994, among Greenville County, South Carolina, Greenwood County, South Carolina and the Pledgor, as it may be amended from time to time solely to provide for the issuance and purchase of additional bonds thereunder.

  "Borrower" means KEMET Corporation, a Delaware corporation, and its successors and permitted assigns.

  "Borrowing" means a borrowing hereunder consisting of Loans made to the Borrower at the same time by, in the case of a Syndicated Borrowing, the Banks, or, in the case of a Money Market Borrowing, one or more of the Banks, in each case pursuant to Article II. A Borrowing is a "Syndicated Borrowing" if such Loans are Syndicated Loans or a "Money Market Borrowing" if such Loans are Money Market Loans.

  "Capital Stock" means any nonredeemable capital stock of the Borrower or any Consolidated Subsidiary (to the extent issued to a Person other than the Borrower), whether common or preferred.

  "Cash Equivalents" shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than 12 months from the date of acquisition, (ii) Dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Euro-Dollar time deposits, Euro-Dollar certificates of deposit of (A) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (B) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Bank"), in each case with

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maturities of not more than 12 months from the date of acquisition, (iii)
commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any commercial paper and variable or fixed rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody's and maturing within 12 months of the date of acquisition, and (iv) interests in money market or mutual funds which invest solely in assets or securities of the type described in clauses (i), (ii) and/or (iii) of this definition.

  "CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section9601 et seq. and its implementing regulations and amendments.

  "CERCLIS" means the Comprehensive Environmental Response Compensation and Liability Information System established pursuant to CERCLA.

  "Change of Control" shall mean either (i) CVC or any Affiliate of CVC or CVC together with any Affiliate of CVC (collectively, the "CVC Group") shall have acquired Beneficial Ownership, directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 49% or more of the combined voting power of all Voting Stock of the Borrower, or (ii) any Person or two or more Persons acting in concert (other than the CVC Group) shall have acquired Beneficial Ownership, directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of the Borrower; or
(iii) during any period of up to 24 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 24 - month period were directors of the Borrower shall cease to constitute a majority of the board of directors of the Borrower and such event is the result (directly or indirectly) of the acquisition of 20% or more of the combined voting power of the Voting Stock by a Person or Persons that did not own at least 5% or more of the combined voting power of the Voting Stock as of the Closing Date; or (iv) any Person or two or more Persons acting in concert (other than the CVC Group) shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, control over Voting Stock of the Borrower (or other securities convertible into such securities) representing 35% or more of the combined voting power of all Voting Stock of the Borrower.

  "Change of Law" shall have the meaning set forth in Section 8.02.

  "Closing Certificate" has the meaning set forth in Section 3.01(e).

  "Closing Date" means October 18, 1996.

  "Code" means the Internal Revenue Code of 1986, as amended, or any successor Federal tax code. Any reference to any provision of the Code shall also be deemed to be a reference to any successor provision or provisions thereof.

  "Commitment" means, with respect to each Bank, (i) the amount set forth opposite the name of such Bank on the signature pages hereof, or (ii) as to any Bank which enters into an Assignment and Acceptance (whether as transferor Bank or as Assignee thereunder), the amount of such Bank's Commitment after giving effect to such Assignment and Acceptance, in each case as such amount may be reduced from time to time pursuant to Sections
2.08 and 2.09.

  "Compliance Certificate" has the meaning set forth in Section 5.01(c).

  "Consolidated Fixed Charges" means, for any period, the sum of (i) interest, whether expensed or capitalized, in respect of Debt of the Borrower and its Consolidated Subsidiaries outstanding during such period, and (ii) all payment obligations of the Borrower and its Consolidated Subsidiaries for such period under all operating leases and rental agreements.

  "Consolidated Funded Debt" means at any date the Debt of the Borrower and its Consolidated Subsidiaries, without duplication, determined on a consolidated basis as of such date.

  "Consolidated Net Income" means, for any period, the Net Income of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis, but excluding (i) extraordinary items, (ii) any equity interests of the Borrower or any Subsidiary in the unremitted earnings of any Person that is not a Subsidiary, and (iii) revenues received in connection with any Investment by the Pledgor pursuant to clause (iv) of the definition of Permitted Investments.

  "Consolidated Net Worth" means, at any time, Stockholders' Equity.

  "Consolidated Operating Profits" means, for any period, the Operating Profits of the Borrower and its Consolidated Subsidiaries.

  "Consolidated Subsidiary" means at any date any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of the Borrower in its consolidated financial statements as of such date.

  "Consolidated Tangible Net Worth" means, at any time, Stockholders' Equity, less the sum of the value, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, prepared in accordance with GAAP, of

   (A) Any surplus resulting from any write-up of assets subsequent to March 31, 1996 (excluding any write-ups of Inventory made in the ordinary course of business);

   (B) All assets which would be treated as intangible assets for balance sheet presentation purposes under GAAP, including, without limitation, goodwill (whether representing the excess of cost over book value of assets acquired, or otherwise), trademarks, tradenames, copyrights, patents and technologies, and unamortized debt discount and expense; and

   (C) Loans or advances to stockholders, directors, officers or employees (but only to the extent the aggregate outstanding amount of such loans and advances exceeds the limit set forth in Section 5.06(i)).


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  "Consolidated Total Assets" means, at any time, the Total Assets of the
Borrower and its Consolidated Subsidiaries, determined on a consolidated basis.

  "Consolidated Total Capital" means, at any time, the sum of (i)
Consolidated Net Worth, and (ii) Consolidated Funded Debt.

  "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

  "CVC" shall mean Citicorp Venture Capital, Ltd., a New York corporation.

  "Debt" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
(iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases, other than those certain lease obligations of the Pledgor to Greenville County, South Carolina and/or Greenwood County, South Carolina pursuant to the Lease Agreement, (v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker's acceptance, (vi) all Redeemable Preferred Stock of such Person (in the event such Person is a corporation), (vii) all obligations (absolute or contingent) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (viii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (ix) all Debt of others Guaranteed by such Person; provided, that Debt shall not include (a) accrued expenses (including without limitation accrued salaries, accrued vacation, deferred compensation, unfunded projected pension benefit obligations and unfunded post-retirement medical plans), accrued dividends, warranty reserves and accrued current and deferred income taxes, in each case arising in the ordinary course of business, (b) operating leases (including without limitation financing leases which constitute operating leases) and (c) in the case of Factor Receivables sold on a "recourse" basis, the amount of such recourse liability to the extent of cash deposits securing such liability; and provided further, that Debt shall not include the obligation of a Person in its capacity as the servicer, collection agent or similar party to forward amounts collected with respect to Factor Receivables to the purchaser of such Factor Receivables.

  "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived in writing, become an Event of Default.

  "Default Rate" means, with respect to any Loan, on any day, the sum of 2% plus the then highest interest rate (including the Applicable Margin) which may be applicable to any Loans hereunder (irrespective of whether any such type of Loans are actually outstanding hereunder).

  "Dollars" or "$" means dollars in lawful currency of the United States of America.

  "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Georgia are authorized or required by law to close.

  "Domestic Significant Subsidiary" means any Significant Subsidiary which is organized under the laws of any state or territory of the United States of America.

  "Earnings Before Interest, Leases and Taxes" means, for any period, the sum of (i) Consolidated Net Income for such period, (ii) Consolidated Fixed Charges for such period, (iii) income taxes of the Borrower and its Consolidated Subsidiaries for such period, but only to the extent such taxes were deducted in computing Consolidated Net Income for such period, and (iv) noncash, nonrecurring, one-time charges for such period.

  "Environmental Authority" means any foreign, federal, state, local or regional government that lawfully exercises any form of jurisdiction or authority under any Environmental Requirement.

  "Environmental Authorizations" means all licenses, permits, orders, approvals, notices, registrations or other legal prerequisites for conducting the business of the Borrower or any Subsidiary required by any Environmental Requirement.

  "Environmental Judgments and Orders" means all judgments, decrees or orders arising from or in any way associated with any violation of or liability under any Environmental Requirements, whether or not entered upon consent or written agreements with an Environmental Authority or other entity arising from or in any way associated with any violation of or liability under any Environmental Requirement, whether or not incorporated in a judgment, decree or order.

  "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including, without limitation, ambient air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

  "Environmental Liabilities" means any liabilities, whether accrued, contingent or otherwise, arising under any Environmental Requirements.

  "Environmental Notices" means notice from any Environmental Authority or by any other person or entity, of possible or alleged noncompliance with or liability under any Environmental Requirement, including without limitation any complaints, citations, demands or requests from any Environmental

Authority or from any other person or entity for correction of any violation of any Environmental Requirement.

  "Environmental Proceedings" means any judicial or administrative proceedings arising from or in any way associated with any violation of or liability under any Environmental Requirement.

  "Environmental Releases" means releases as defined in CERCLA or under any applicable state or local environmental law or regulation.

  "Environmental Requirements" means any legal requirement relating to health, safety or the environment and applicable to the Borrower, any Subsidiary or the Properties, including but not limited to any such requirement under CERCLA or similar state legislation and all federal, state and local laws, ordinances, regulations, orders, writs, decrees and common law.

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law. Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof.

  "Euro-Dollar Business Day" means any Domestic Business Day on which dealings in Dollar deposits are carried out in the London interbank market.

  "Euro-Dollar Loan" means a Loan which bears or is to bear interest at a rate based upon the London Interbank Offered Rate.

  "Euro-Dollar Reserve Percentage" has the meaning set forth in Section
2.06(c).

  "Event of Default" has the meaning set forth in Section 6.01.

  "Facility Fee Determination Date" has the meaning set forth in Section
2.07(a).

  "Facility Fee Payment Date" means each March 31, June 30, September 30 and December 31.

  "Factor Receivables" means the outstanding amount of those Foreign Trade Receivables from time to time sold by KESA to Swiss Bank Corporation pursuant to the Purchase Agreement or sold by KESA (or any other Subsidiary of the Borrower) pursuant to any other agreement providing for the factoring, sale or similar financing of Foreign Trade Receivables entered into with another bank or factor.

  "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the next higher 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to Wachovia on such day on such transactions as determined by the Agent.

  "Fiscal Quarter" means any fiscal quarter of the Borrower.

  "Fiscal Year" means any fiscal year of the Borrower.

  "Foreign Significant Subsidiary" means any Significant Subsidiary which is not a Domestic Significant Subsidiary.

  "Foreign Trade Receivables" means those trade receivables from time to time generated from the sale of goods or services by the Borrower and its Subsidiaries to any Non-U.S. Person.

  "GAAP" means generally accepted accounting principles applied on a basis consistent with those which, in accordance with Section 1.02, are to be used in making the calculations for purposes of determining compliance with the terms of this Agreement.

  "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to secure, purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to provide collateral security, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

  "Guarantors" means the Domestic Significant Subsidiaries from time to time party to the Guaranty Agreement.

  "Guaranty Agreement" means that certain Guaranty Agreement of even date herewith executed by the Guarantors for the benefit of the Agent and the Banks, guaranteeing the obligations of the Borrower under this Credit Agreement and the other Loan Documents to which the Borrower is a party.

  "Hazardous Materials" means (a) solid or hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, 42 U.S.C. Section6901 et seq. and its implementing regulations and amendments, or in any applicable state or local law or regulation, (b) any "hazardous substance", "pollutant" or "contaminant", as defined in CERCLA, or in any applicable state or local law or regulation, (c) gasoline, or any other petroleum product or by-product, including crude oil or any fraction thereof, (d) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable state or local law or regulation and (e) insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide,

Fungicide, and Rodenticide Act of 1975, or in any applicable state or local law or regulation, as each such Act, statute or regulation may be amended from time to time.

  "Hedging Transactions" means any interest rate swap, cap or collar or currency transactions entered into by the Borrower or any Subsidiary solely in order to provide interest rate protection or protection from fluctuations in the values of currencies to the Borrower or such Subsidiary or to serve a similar hedging purpose (but not for the purpose of investment or speculation).

  "Interest Period" means:  (1) with respect to each Euro-Dollar
Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the first, second, third or sixth month thereafter, as the Borrower may elect in the applicable Notice of Borrowing; provided that:

  (a) any Interest Period (subject to clause (c) below) which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

  (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of the appropriate subsequent calendar month; and

  (c) no Interest Period may be selected which begins before the Termination Date and would otherwise end after the Termination Date.

(2) with respect to each Base Rate Borrowing, the period commencing on the date of such Borrowing and ending 30 days thereafter; provided that:

  (a) any Interest Period (subject to clause (b) below) which would otherwise end on a day which is not a Domestic Business Day shall be extended to the next succeeding Domestic Business Day; and

  (b) no Interest Period may be selected which begins before the Termination Date and would otherwise end after the Termination Date.

(3) with respect to each Money Market Borrowing, the period commencing on the date of such Borrowing and ending 7 to 180 days thereafter, as the Borrower may indicate in the applicable Money Market Quote Request; provided that:

  (a) any Interest Period (subject to clause (b) below) which would otherwise end on a day which is not a Domestic Business Day shall be extended to the next succeeding Domestic Business Day; and

  (b) no Interest Period may be selected which begins before the Termination Date and would otherwise end after the Termination Date.

  "Inventory" shall mean inventory (as defined in Article 9 of the Uniform Commercial Code) to the extent composed of materials, products or goods of the type manufactured, sold or consumed by the Borrower or any of its Subsidiaries in the ordinary course of business.

  "Investment" means any investment in any Person (excluding the purchase by the Borrower of common stock of the Borrower), whether by means of purchase or acquisition of any capital stock, warrants, rights, options, obligations or other securities of such Person, capital contribution to such Person, loan or advance (but excluding deposits, progress payments and the like to suppliers and service providers for property and services in the ordinary course of business) to such Person, making of a time deposit with such Person, Guarantee or assumption of any obligation of such Person or otherwise.

  "KEMET Partners" means the South Carolina general partnership so named and comprised of certain members of management of KEMET Electronics Corporation.

  "KESA" means KEMET Electronics S.A., a corporation organized under the laws of Switzerland, together with its successors and permitted assigns.

  "KRC" means KRC Trade Corporation, a Delaware corporation, together with its successors and permitted assigns.

  "Lease Agreement" means that certain Lease Purchase and Millage Rate Agreement, dated as of December 22, 1994, among Greenville County, South Carolina, Greenwood County, South Carolina and the Pledgor, as it may be amended from time to time to add or delete assets.

  "Lending Office" means, as to each Bank, its office located at its address set forth on the signature pages hereof (or identified on the signature pages hereof as its Lending Office) or such other office as such Bank may hereafter designate as its Lending Office by notice to the Borrower and the Agent.

  "Lien" means, with respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, preferential arrangement which has the practical effect of constituting a security interest or encumbrance, servitude or encumbrance of any kind in respect of such asset to secure or assure payment of a Debt or a Guarantee, whether by consensual agreement or by operation of statute or other law, or by any agreement, contingent or otherwise, to provide any of the foregoing. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease (other than those certain lease obligations of the Pledgor to Greenville County, South Carolina and/or Greenwood County, South Carolina pursuant to the Lease Agreement) or other title retention agreement relating to such asset.

  "Loan" means a Syndicated Loan or a Money Market Loan and "Loans" means Syndicated Loans or Money Market Loans, or any or all of them, as the context shall require.

  "Loan Documents" means this Agreement, the Notes, the Pledge Agreement, the Guaranty Agreement, any other document evidencing, relating to or securing the Loans, and any other document or instrument delivered from time to time in connection with this Agreement, the Notes or the Loans, as such documents and instruments may be amended or supplemented from time to time.

  "London Interbank Offered Rate" has the meaning set forth in Section
2.06(c).

  "Margin Stock" means "margin stock" as defined in Regulation G, T, U or X of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

  "Material Adverse Effect" means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, (a) the financial condition, operations, business or properties of the Borrower and its Consolidated Subsidiaries, taken as a whole, (b) the rights and remedies, taken as a whole, of the Agent or the Banks under the Loan Documents, or the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party, as applicable, or (c) the legality, validity or enforceability of any Loan Document as to or against the Borrower, any Guarantor or the Pledgor.

  "Money Market Loan" means a Loan which bears or is to bear interest at a Money Market Rate.

  "Money Market Notes" means promissory notes of the Borrower, substantially in the form of Exhibit B hereto, evidencing the obligation of the Borrower to repay the Money Market Loans.

  "Money Market Quote" means an offer by a Bank to make a Money Market Loan in accordance with Section 2.03(c).

  "Money Market Quote Request" has the meaning set forth in Section
2.03(b).

  "Money Market Rate" has the meaning set forth in Section 2.03(c)(ii)(C).

  "Multiemployer Plan" has the meaning set forth in Section 4001(a)(3) of ERISA.

  "Net Income" means, as applied to any Person for any period, the aggregate amount of net income of such Person, after taxes, for such period, as determined in accordance with GAAP.

  "Net Proceeds of Capital Stock" means any proceeds (whether cash or non-cash) received by the Borrower or a Consolidated Subsidiary in respect of the issuance of Capital Stock (including without limitation, the conversion of any Debt into Capital Stock), after deducting therefrom all reasonable and customary costs and expenses incurred by the Borrower or such Consolidated Subsidiary directly in connection with the issuance of such Capital Stock, provided however that Net Proceeds of Capital Stock shall not include proceeds received from employees of the Borrower or its Consolidated Subsidiaries arising from the exercise of compensatory stock options by such employees in an aggregate amount of up to $15,000,000 during the term of this Agreement.

  "Net Worth Change Amount" means, as of any day, an amount (which may be positive or negative) equal to (a) Consolidated Tangible Net Worth as of such day (determined on the basis of the quarterly unaudited financial statements of the Borrower most recently delivered to the Banks pursuant to
Section 5.01(b) for the Fiscal Quarter ending prior to such date) minus (b) $144,901,000; provided that as to the fourth and final Fiscal Quarter of any Fiscal Year, upon delivery by the Borrower to the Banks of its annual audited financial statements for such Fiscal Year pursuant to Section 5.01(a), for purposes of clause (a) of this definition, Consolidated Tangible Net Worth shall be determined based upon such annual audited financial statements.

  "Non-U.S. Person" means any Person who is not a resident of any state of the United States of America or the District of Columbia.

  "Note" means a Syndicated Note or a Money Market Note and "Notes" means Syndicated Notes or Money Market Notes, or any or all of them, as the context shall require.

  "Notice of Borrowing" has the meaning set forth in Section 2.02.

  "Officer's Certificate" has the meaning set forth in Section 3.01(f).

  "Operating Profits" means, as applied to any Person for any period, the operating income of such Person for such period, as determined in accordance with GAAP.

  "Participant" has the meaning set forth in Section 9.07(b).

  "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

  "Permitted Investments" shall mean Investments which are either (i) cash and Cash Equivalents, (ii) receivables created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, (iii) investments existing as of the Closing Date and set forth in Schedule 5.07 (but without additional acquisitions thereof except as otherwise permitted hereby), (iv) investments by the Borrower, the Pledgor or any other Guarantor in industrial revenue bonds issued from time to time by Greenville County, South Carolina and/or Greenwood County, South Carolina pursuant to the Bond Issuance and Purchase Agreement, or (v) capital stock or other securities received by the Borrower or any Subsidiary in payment of an account receivable where such capital stock or other securities are issued in connection with a bankruptcy reorganization of the Person obligated to pay such account receivable.

  "Person" means an individual, a corporation, a partnership (including without limitation, a joint venture), a limited liability company, an unincorporated association, a trust or any other entity or organization, including, but not limited to, a government or political subdivision or an agency or instrumentality thereof.

  "Plan" means at any time an employee pension benefit plan, as defined in
Section 3(2) of ERISA, which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either
(i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding 5 plan years made contributions.

  "Pledge Agreement" means that certain Pledge Agreement of even date herewith executed by the Pledgor for the benefit of the Agent and the Banks, securing the obligations of the Pledgor under the Guaranty
Agreement.

  "Pledged Shares" shall mean the shares of stock of Foreign Significant Subsidiaries pledged to the Agent for the benefit of the Bank, pursuant to and as such shares are identified in the Pledge Agreement.

  "Pledgor" means KEMET Electronics Corporation, a Delaware corporation, together with its successors and permitted assigns.

  "Pledgor Subsidiary" shall have the meaning ascribed thereto in Section 5.21(b) hereof.

  "Prime Rate" refers to that interest rate so denominated and set by Wachovia from time to time as an interest rate basis for borrowings. The Prime Rate is but one of several interest rate bases used by Wachovia. Wachovia lends at interest rates above and below the Prime Rate.

  "Prior Credit Agreements" means the Credit Agreement dated as of February 24, 1995 among the Borrower, Wachovia Bank of Georgia, N.A., as Agent, and the Banks listed therein, as amended, and the Credit Agreement dated as of July 31, 1996 between the Borrower and Wachovia Bank of North Carolina, N.A.

  "Properties" means all real property owned, leased or otherwise used or occupied by the Borrower or any Subsidiary, wherever located.

  "Purchase Agreement" means the Purchase Agreement dated as of April 22, 1988 between Swiss Bank Corporation and KESA, as amended from time to time (including any increases in the aggregate amount of Purchased Receivables (as defined therein) that may be outstanding from time to time thereunder).

  "Quotation Date" has the meaning set forth in Section 2.03(b).

  "Rate Determination Date" has the meaning set forth in Section 2.06(a).

  "Redeemable Preferred Stock" of any Person means any preferred stock issued by such Person which is at any time prior to the Termination Date either (i) mandatorily redeemable (by sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.

  "Replacement Bank" has the meaning set forth in Section 8.03(e).

  "Reported Net Income" means, for any period, the Net Income of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis.

  "Responsible Officer" means any of the president, chief executive officer, executive vice president, chief operating officer, chief financial officer and treasurer, assistant treasurer, senior vice president of human resources and vice president of administration of the Borrower.

  "Required Banks" means at any time Banks having at least 51% of the aggregate amount of the Commitments or, if the Commitments are no longer in effect, Banks holding at least 51% of the aggregate outstanding principal amount of the Notes.

  "Significant Subsidiaries" means (a) KRC, (b) the Domestic Significant Subsidiaries listed on Schedule 4.08B and the Foreign Significant Subsidiaries listed on Schedule 4.08C, and (c) on any date any Subsidiary of the Borrower which has either (i) Total Assets on the last day of the Fiscal Quarter most recently ended equal to or greater than 10% of Consolidated Total Assets on the last day of the Fiscal Quarter most recently ended, (ii) Operating Profits for the period of 4 consecutive Fiscal Quarters most recently ended prior to such date equal to or greater than 10% of Consolidated Operating Profits for such period of 4 consecutive Fiscal Quarters, or (iii) gross revenues for the period of 4 consecutive Fiscal Quarters most recently ended prior to such date equal to or greater than 10% of gross revenues of the Borrower and its Consolidated Subsidiaries for such period of 4 consecutive Fiscal Quarters; provided that any Subsidiary of the Borrower that is a "foreign sales corporation" as defined in Section 922(a) of the Code shall not be deemed to be a Significant Subsidiary.

  "Stockholders' Equity" means, at any time, the stockholders' equity of the Borrower and its Consolidated Subsidiaries, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries prepared in accordance with GAAP, but excluding any Redeemable Preferred Stock of the Borrower or any of its Consolidated Subsidiaries. Stockholders' equity generally would include, but not be limited to (i) the par or stated value of all outstanding Capital Stock,
(ii) capital surplus, (iii) retained earnings, and (iv) various adjustments such as (A) purchases and sales of treasury stock, (B) valuation allowances, (C) receivables due from an employee stock ownership plan, (D) employee stock ownership plan debt guarantees, and (E) translation adjustments for foreign currency transactions.

  "Subsidiary" means any corporation, limited liability company or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

  "Syndicated Loan" means a Base Rate Loan or a Euro-Dollar Loan and Syndicated Loans means Base Rate Loans or Euro-Dollar Loans, or any or all of them, as the context shall require.

  "Syndicated Notes" means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Syndicated Loans, together with all amendments, consolidations, modifications, renewals and supplements thereto and "Syndicated Note" means any one of such Syndicated Notes.

  "Taxes" has the meaning set forth in Section 2.12(c).

  "Termination Date" means October 18, 2001, or such date to which the Termination Date may be extended pursuant to Section 2.05(b).

  "Test Amount" means, on any day, an amount equal to $48,982,800 plus (only in the case where the Net Worth Change Amount is positive) the Net Worth Change Amount as of such day.

  "Third Parties" means all lessees, sublessees, licensees and other users of the Properties, excluding those users of the Properties in the ordinary course of the Borrower's business and on a temporary basis.

  "Total Assets" of any Person means, at any time, the total assets of such Person, as set forth or reflected or as should be set forth or reflected on the most recent balance sheet of such Person, prepared in accordance with GAAP.

  "Transferee" has the meaning set forth in Section 9.07(d).

  "Unencumbered Total Assets" of any Person means, at any time, Total Assets of such Person which are subject to any arrangement specified in 12 CFR Section221.2(g)(1).

  "Unused Commitment" means at any date, with respect to any Bank, an amount equal to its Commitment less the aggregate outstanding principal amount of its Loans.

  "Voting Stock" shall mean, with respect to any Person, capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

  "Wachovia" means Wachovia Bank of Georgia, N.A., a national banking association and its successors.


  "Wholly Owned Subsidiary" means any Subsidiary all of the shares of capital stock or other ownership interests of which (except (i) directors' qualifying shares, and (ii) shares required by applicable law to be owned by any Person other than the Borrower or any other Wholly Owned Subsidiary) are at the time directly or indirectly owned by the Borrower.

  SECTION 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants or otherwise required by a change in GAAP) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks, unless with respect to any such change concurred in by the Borrower's independent public accountants or required by GAAP, in determining compliance with any of the provisions of this Agreement or any of the other Loan Documents: (i) the Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements, or (ii) the Required Banks shall so object in writing within 30 days after the delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 5.01 hereof, shall mean the financial statements referred to in Section 4.04).

  SECTION 1.03. Use of Defined Terms. All terms defined in this Agreement shall have the same meanings when used in any of the other Loan Documents, unless otherwise defined therein or unless the context shall otherwise require.

  SECTION 1.04. Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; and where the context so indicates the singular shall include the plural and the plural shall include the singular. Titles of Articles and Sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

  SECTION 1.05. References. Unless otherwise indicated, references in this Agreement to "Articles", "Exhibits", "Schedules", and "Sections" are references to articles, exhibits, schedules and sections hereof.

                               ARTICLE II

                              THE CREDITS

  SECTION 2.01. Commitments to Make Syndicated Loans. Each Bank severally agrees, on the terms and conditions set forth herein, to make Syndicated Loans to the Borrower from time to time before the Termination Date; provided that, immediately after each such Syndicated Loan is made, the aggregate outstanding principal amount of Syndicated Loans by such Bank shall not exceed the amount of its Commitment, provided further that the aggregate principal amount of all Syndicated Loans, together with the aggregate principal amount of all Money Market Loans, at any one time outstanding shall not exceed the aggregate amount of the Commitments of all of the Banks at such time. Each Base Rate Borrowing under this Section shall be in an aggregate principal amount of $1,000,000 or any larger multiple of $1,000,000 and each Euro-Dollar Borrowing under this Section shall be in an aggregate principal amount of $10,000,000 or any larger multiple of $1,000,000 (except that any such Syndicated Borrowing may be in the aggregate amount of the Unused Commitments) and shall be made from the several Banks ratably in proportion to their respective Commitments. Within the foregoing limits, the Borrower may borrow under this Section, repay or, to the extent permitted by Section 2.10, prepay Syndicated Loans and reborrow under this Section at any time before the Termination Date.

  SECTION 2.02. Method of Borrowing Syndicated Loans. (a) The Borrower shall give the Agent notice in the form attached hereto as Exhibit K (a "Notice of Borrowing") prior to 11:00 A.M. (Atlanta, Georgia time) on the same Domestic Business Day as each Base Rate Borrowing and at least 2 Euro-Dollar Business Days before each Euro-Dollar Borrowing, specifying:

  (i) the date of such Syndicated Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing,

  (ii)  the aggregate amount of such Syndicated Borrowing,

  (iii) whether the Syndicated Loans comprising such Syndicated Borrowing are to be Base Rate Loans or Euro-Dollar Loans, and

  (iv) in the case of a Euro-Dollar Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

  (b) Upon receipt of a Notice of Borrowing, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share of such Syndicated Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

  (c) Not later than 12:00 noon (Atlanta, Georgia time) on the date of each Syndicated Borrowing, each Bank shall (except as provided in subsection (d) of this Section) make available its ratable share of such Syndicated Borrowing, in Federal or other funds immediately available in Atlanta, Georgia, to the Agent at its address referred to in or specified pursuant to Section 9.01. Unless the Agent determines that any applicable condition specified in Article III has not been satisfied, the Agent will make the funds so received from the Banks available to the Borrower by deposit into an account designated by the Borrower from time to time and maintained by the Borrower or the Pledgor with any bank located in the United States of America. Unless the Agent receives notice from a Bank, at the Agent's address referred to in Section 9.01, no later than (i)
4:00 P.M. (local time at such address) on the Domestic Business Day before the date of a Syndicated Borrowing consisting of Euro-Dollar Loans or (ii) 11:30 A.M. (local time at such address) on the Domestic Business Day of a Syndicated Borrowing consisting of Base Rate Loans, stating that such Bank will not make a Syndicated Loan in connection with such Syndicated Borrowing, the Agent shall be entitled to assume that such Bank will make a Syndicated Loan in connection with such Syndicated Borrowing and, in reliance on such assumption, the Agent may (but shall not be obligated to) make available such Bank's ratable share of such Syndicated Borrowing to the Borrower for the account of such Bank. If the Agent makes such Bank's ratable share available to the Borrower and such Bank does not in fact make its ratable share of such Syndicated Borrowing available on such date, the

Agent shall be entitled to recover such Bank's ratable share from such Bank or the Borrower (and for such purpose shall be entitled to charge such amount to any account of the Borrower maintained with the Agent), together with interest thereon for each day during the period from the date of such Syndicated Borrowing until such sum shall be paid in full at a rate per annum equal to the rate at which the Agent determines that it obtained (or could have obtained) overnight Federal funds to cover such amount for each such day during such period, provided that any such payment by the Borrower of such Bank's ratable share and interest thereon shall be without prejudice to any rights that the Borrower may have against such Bank. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank's Syndicated Loan included in such Syndicated Borrowing for purposes of this Agreement.

  (d) If any Bank makes a new Syndicated Loan hereunder on a day on which the Borrower is to repay all or any part of an outstanding Syndicated Loan from such Bank, such Bank shall apply the proceeds of its new Syndicated Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by such Bank to the Agent as provided in subsection (c) of this Section, or remitted by the Borrower to the Agent as provided in
Section 2.12, as the case may be.

  (e) Notwithstanding anything to the contrary contained in this Agreement, no Euro-Dollar Borrowing may be made if there shall have occurred a Default or an Event of Default, which Default or Event of Default shall not have been cured or waived in writing.

  (f) In the event that a Notice of Borrowing fails to specify whether the Loans comprising such Borrowing are to be Base Rate Loans or Euro-Dollar Loans, such Loans shall be made as Base Rate Loans. If the Borrower is otherwise entitled under this Agreement to repay any Loans maturing at the end of an Interest Period applicable thereto with the proceeds of a new Borrowing, and the Borrower fails to repay such Loans using its own moneys and fails to give a Notice of Borrowing in connection with such new Borrowing, a new Borrowing shall be deemed to be made on the date such Loans mature in an amount equal to the principal amount of the Loans so maturing, and the Loans comprising such new Borrowing shall be Base Rate Loans.

  (g) Notwithstanding anything to the contrary contained herein, (i) there shall not be more than 10 different Interest Periods outstanding applicable to Syndicated Loans at the same time (for which purpose Interest Periods described in different numbered clauses of the definition of the term "Interest Period" shall be deemed to be different Interest Periods even if they are coterminous) and (ii) the proceeds of any Base Rate Borrowing shall be applied first to repay the unpaid principal amount of all Base Rate Loans (if any) outstanding immediately before such Base Rate Borrowing.

  SECTION 2.03. Money Market Loans. (a) In addition to making Syndicated Borrowings, the Borrower may, as set forth in this Section, request the Banks to make offers to make Money Market Loans to the Borrower. The Banks may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section, provided that:

  (i) there may be no more than 10 different Interest Periods for both Euro-Dollar Loans and Money Market Loans outstanding at the same time (for which purpose Interest Periods described in different numbered clauses of the definition of the term "Interest Period" shall be deemed to be different Interest Periods even if they are coterminous); and

  (ii) the aggregate principal amount of all Money Market Loans, together with the aggregate principal amount of all Syndicated Loans, at any one time outstanding shall not exceed the aggregate amount of the Commitments of all of the Banks at such time.

  (b) When the Borrower wishes to request offers to make Money Market Loans, it shall give the Agent (which shall promptly notify the Banks) notice substantially in the form of Exhibit E hereto (a "Money Market Quote Request") so as to be received no later than 12:00 P.M. (Atlanta, Georgia time) on the Domestic Business Day prior to the date of the Money Market Borrowing proposed therein (or such other time and date as the Borrower and the Agent, with the consent of the Required Banks, may agree), specifying:

  (i) the proposed date of such Money Market Borrowing, which shall be a Domestic Business Day (the "Quotation Date");

  (ii) the aggregate amount of such Money Market Borrowing, which shall be at least $5,000,000 (and in larger multiples of $1,000,000) but shall not cause the limits specified in Section 2.03(a) to be violated; and

  (iii) the duration of the Interest Period applicable thereto, which shall be 7 to 180 days.

  The Borrower may request offers to make Money Market Loans for up to three different Interest Periods in a single Money Market Quote Request; provided that the request for each separate Interest Period shall be deemed to be a separate Money Market Quote Request for a separate Money Market Borrowing. Except as otherwise provided in the immediately preceding sentence, the Borrower shall not deliver a Money Market Quote Request more frequently than once every 5 consecutive Domestic Business Days.

  (c) (i) Each Bank may, but shall have no obligation to, submit a Money Market Quote containing an offer to make a Money Market Loan in response to any Money Market Quote Request; provided that, if the Borrower's request under Section 2.03(b) specified more than one Interest Period, such Bank may, but shall have no obligation to, make a single submission containing a separate offer for each such Interest Period and each such separate offer shall be deemed to be a separate Money Market Quote. Each Money Market Quote must be submitted to the Agent not later than 10:00 A.M. (Atlanta, Georgia time) on the Quotation Date (or such other time and date as the Borrower and the Agent, with the consent of the Required Banks, may agree); provided that any Money Market Quote submitted by Wachovia or any Affiliate of Wachovia may be submitted, and may only be submitted, if Wachovia or such Affiliate of Wachovia notifies the Borrower of the terms of the offer contained therein not later than 9:45 A.M. (Atlanta, Georgia time) on the Quotation Date. Subject to Section 6.01, any Money Market Quote so made shall be irrevocable except with the written consent of the Agent given on the instructions of the Borrower.

  (ii) Each Money Market Quote shall be in substantially the form of Exhibit F hereto and shall specify:

   (A) the proposed date of the Money Market Borrowing and the duration of the Interest Period therefor, which shall be 7 to 180 days;

   (B) the maximum principal amount of the Money Market Loan which the quoting Bank is willing to make for the applicable Interest Period, which principal amount (x) may be greater than or less than the Commitment of the quoting Bank, (y) shall be at least $5,000,000 or a larger multiple of $1,000,000, and (z) may not exceed the principal amount of the Money Market Borrowing for which offers were requested;

   (C) the rate of interest per annum (rounded, if necessary, to the nearest 1/100th of 1%) (the "Money Market Rate") offered for each such Money Market Loan; and

   (D) the identity of the quoting Bank.

 Unless otherwise agreed by the Agent and the Borrower, no Money Market Quote shall contain qualifying, conditional or similar language or propose terms other than or in addition to those set forth in the applicable Money Market Quote Request (other than setting forth the maximum principal amount of the Money Market Loan which the quoting Bank is willing to make for the applicable Interest Period).

  (d) The Agent shall as promptly as practicable after the Money Market Quote is submitted (but in any event not later than 10:30 A.M. (Atlanta, Georgia time) on the Quotation Date notify the Borrower of the terms (i) of any Money Market Quote submitted by a Bank that is in accordance with
Section 2.03(c) and (ii) of any Money Market Quote that amends, modifies or is otherwise inconsistent with a previous Money Market Quote submitted by such Bank with respect to the same Money Market Quote Request. Any such subsequent Money Market Quote shall be disregarded by the Agent unless such subsequent Money Market Quote is submitted solely to correct a manifest error in such former Money Market Quote. The Agent's notice to the Borrower shall specify (A) the maximum aggregate principal amount of the Money Market Borrowing for which offers have been received and (B) the maximum principal amount and Money Market Rates so offered by each Bank (identifying the Bank that made each Money Market Quote).

  (e) Not later than 11:00 A.M. (Atlanta, Georgia time) on the Quotation Date (or such other time and date as the Borrower and the Agent, with the consent of the Required Banks, may agree), the Borrower shall notify the Agent of its acceptance or nonacceptance of the offers so notified to it pursuant to Section 2.03(d) and the Agent shall promptly notify each Bank that has submitted a Money Market Quote. In the case of acceptance, such notice shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Money Market Quote in whole or in part (provided that any Money Market Quote accepted in part from any Bank shall not be less than the amount set forth in the Money Market Quote of such Bank as the minimum principal amount of the Money Market Loan such Bank was willing to make for the applicable

Interest Period); provided that:

  (i) the aggregate principal amount of each Money Market Borrowing may not exceed the applicable amount set forth in the related Money Market Quote Request;

  (ii) the aggregate principal amount of each Money Market Borrowing shall be at least $5,000,000 (and in larger multiples of $1,000,000) but shall not cause the limits specified in Section 2.03(a) to be violated;

  (iii) acceptance of offers may only be made in ascending order of Money Market Rates; and

  (iv) the Borrower may not accept any offer where the Agent has advised the Borrower that such offer fails to comply with Section 2.03(c)(ii) or otherwise fails to comply with the requirements of this Agreement
(including, without limitation, Section 2.03(a)).

If offers are made by two or more Banks with the same Money Market Rates for a greater aggregate principal amount than the amount in respect of which offers are accepted for the related Interest Period, the principal amount of Money Market Loans in respect of which such offers are accepted shall be allocated by the Borrower among such Banks as nearly as practicable (in multiples of $100,000) in proportion to the aggregate principal amount of such offers. Determinations by the Borrower of the amounts of Money Market Loans shall be conclusive in the absence of manifest error.

  (f) Any Bank whose offer to make any Money Market Loan has been accepted shall, not later than 12:00 P.M. (Atlanta, Georgia time) on the Quotation Date, make the amount of such Loan available to the Agent at its address referred to in Section 9.01 in immediately available funds. The amount so received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower on such date by depositing the same, in immediately available funds, in an account of such Borrower maintained with Wachovia. Money Market Loans shall not be considered a utilization of any Bank's Commitment under this Agreement, and any Bank making a Money Market Loan shall remain obligated to fund its ratable share of Syndicated Loans, subject to the limitation in Section 2.03(a)(ii).

  SECTION 2.04. Notes. (a) The Syndicated Loans of each Bank shall be evidenced by a single Syndicated Note payable to the order of such Bank for the account of its Lending Office in an amount equal to the original principal amount of such Bank's Commitment.

  (b) The Money Market Loans made by any Bank to the Borrower shall be evidenced by a single Money Market Note payable to the order of such Bank for the account of its Lending Office.

  (c) Upon receipt of each Bank's Notes pursuant to Section 3.01, the Agent shall deliver such Notes to such Bank. Each Bank shall record, and prior to any transfer of its Notes shall endorse on the schedule forming a part thereof appropriate notations to evidence, the date, amount and maturity of, and effective interest rate for, each Loan made by it, the date and amount of each payment of principal made by the Borrower with respect thereto and whether, in the case of such Bank's Syndicated Note, such Syndicated Loan is a Base Rate Loan or Euro-Dollar Loan, and such schedule shall constitute rebuttable presumptive evidence of the principal amount owing and unpaid on such Bank's Notes; provided that the failure of any Bank to make, or any error in making, any such recordation or endorsement shall not affect the obligation of the Borrower hereunder or under the Notes or the ability of any Bank to assign its Notes. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Notes and to attach to and make a part of any Note a continuation of any such schedule as and when required.

  SECTION 2.05. Maturity of Loans. (a) Each Loan included in any Borrowing shall mature, and the principal amount thereof shall be due and payable, on the last day of the Interest Period applicable to such Borrowing.

  (b) Upon written request of the Borrower, which shall be made in writing and delivered to the Agent on a Domestic Business Day no fewer than 90 days prior to the fourth anniversary of the Closing Date, the Banks and the Agent in their sole and absolute discretion may (but shall not be obligated to) extend the Termination Date for a period of one year. In the event that a Bank chooses to extend the Termination Date for such a one year period, notice shall be given by such Bank to the Borrower and the Agent not more than 30, nor fewer than 15, days prior to the fourth anniversary of the Closing Date; provided that the Termination Date shall not be extended with respect to any of the Banks (regardless of whether any relevant Bank has delivered a favorable extension notice) unless the Required Banks have delivered favorable extension notices and are willing to extend the Termination Date and either (i) the remaining Banks shall on the original Termination Date (prior to its extension hereunder) purchase ratable assignments (without any obligations so to do) from each Bank (a "Terminating Bank") that has not elected to extend the Termination Date (in the form of an Assignment and Acceptance) in accordance with their respective percentage of the remaining aggregate amount of the Commitments; provided that such remaining Banks shall be provided such opportunity (which opportunity shall allow such Banks at least five Domestic Business Days in which to make a decision) prior to the Borrower finding another bank pursuant to the immediately succeeding clause (ii); and provided, further, that should any of the remaining Banks elect not to purchase such an assignment, then such other remaining Banks shall be entitled to purchase an assignment on the original Termination Date (prior to its extension hereunder) from any Terminating Bank which includes the ratable interest that was otherwise available to such non-purchasing remaining Bank or Banks, as the case may be; (ii) the Borrower shall find another bank, acceptable to the Agent, willing to accept an assignment on the original Termination Date (prior to its extension hereunder) from such Terminating Bank (in the form of an Assignment and Acceptance); or (iii) the Borrower shall terminate the Commitments of all such Terminating Banks whose Commitments are not assigned pursuant to clause (i) or (ii) above.

  SECTION 2.06. Interest Rates. (a) "Applicable Margin" shall be determined quarterly based upon the ratio of Consolidated Funded Debt to Consolidated Total Capital (calculated as of the last day of each Fiscal Quarter beginning with the Fiscal Quarter ending December 31, 1996 and in the manner set forth in Section 5.03), as follows:

Ratio of Consolidated Funded
Debt to Consolidated Total Capital Base Rate Loans  Euro-Dollar Loans
Greater than or equal to .50                       0%                   .375%

Greater than or equal to .35
but less than .50                                  0%                   .25%

Greater than or equal to .20
but less than .35                                  0%                   .20%

Less than .20                                      0%                   .17%

The Applicable Margin shall be determined effective as of the date (herein, the "Rate Determination Date") which is 45 days after the last day of the Fiscal Quarter as of the end of which the foregoing ratio is being determined, based on the quarterly financial statements for such Fiscal Quarter, and the Applicable Margin so determined shall remain effective from such Rate Determination Date until the date which is 45 days after the last day of the Fiscal Quarter in which such Rate Determination Date falls (which latter date shall be a new Rate Determination Date); provided that
(i) for the period from and including the Closing Date to but excluding the Rate Determination Date next following the Fiscal Quarter ending December 31, 1996, the Applicable Margin shall be (A) 0% for Base Rate Loans, and
(B) .20% for Euro-Dollar Loans, (ii) in the case of each Applicable Margin determined on the Rate Determination Date which is 45 days after the fourth and final Fiscal Quarter of a Fiscal Year, such Applicable Margin shall be redetermined based upon the annual audited financial statements for the Fiscal Year ended on the last day of such final Fiscal Quarter and if such Applicable Margin (as so redetermined) shall be different from the Applicable Margin determined on the related Rate Determination Date, such Applicable Margin (as so redetermined) shall be effective retroactive to the related Rate Determination Date, and (iii) if on any Rate Determination Date the Borrower shall have failed to deliver to the Banks the financial statements required to be delivered pursuant to Section 5.01(b) with respect to the Fiscal Quarter most recently ended prior to such Rate Determination Date, then for the period beginning on such Rate Determination Date and ending on the earlier of (A) the date on which the Borrower shall deliver to the Banks the financial statements required to be delivered pursuant to Section 5.01(b) with respect to such Fiscal Quarter or any subsequent Fiscal Quarter, or (B) the date on which the Borrower shall deliver to the Banks annual financial statements required to be delivered pursuant to Section 5.01(a) with respect to the Fiscal Year which includes such Fiscal Quarter or any subsequent Fiscal Year, the Applicable Margin shall be determined as if the ratio of Consolidated Funded Debt to Consolidated Total Capital was greater than or equal to .50 at all times during such period. Any change in the Applicable Margin on any Rate Determination Date shall result in a corresponding change, effective on and as of such Rate Determination Date, in the interest rate applicable to each Syndicated Loan outstanding on such Rate Determination Date.

  (b) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day plus the Applicable Margin. Such interest shall be payable for each Interest Period on the last day thereof. Any overdue principal of and, to the extent permitted by applicable law, overdue interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the Default Rate.

  (c) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin plus the applicable Adjusted London Interbank Offered Rate for such Interest Period; provided that if any Euro-Dollar Loan shall, as a result of clause (1)(c) of the definition of Interest Period, have an Interest Period of less than one month, such Euro-Dollar Loan shall bear interest during such Interest Period at the rate applicable to Base Rate Loans during such period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than 3 months, at intervals of 3 months after the first day thereof.

  The "Adjusted London Interbank Offered Rate" applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable London Interbank Offered Rate for such Interest Period by
(ii) 1.00 minus the Euro-Dollar Reserve Percentage.

  The "London Interbank Offered Rate" applicable to any Euro-Dollar Loan means for the Interest Period of such Euro-Dollar Loan the rate per annum determined on the basis of the rate for deposits in Dollars of amounts equal or comparable to the principal amount of such Euro-Dollar Loan offered for a term comparable to such Interest Period, which rates appear on the display designated as page "3750" of the Telerate Service (or such other page as may replace page 3750 of that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London Interbank offered rates for deposits in Dollars) determined as of 10:00 a.m. (New York time) 2 Euro-Dollar Business Days prior to the first day of such Interest Period.

  "Euro-Dollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents). The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

  (d) Any overdue principal of and, to the extent permitted by law, overdue interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the Default Rate.

  (e) Each Money Market Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Money Market Rate for such Loan quoted by the Bank making such Loan in accordance with Section 2.03. Such interest shall be payable for such Interest Period on the last day thereof and, if such Interest Period is longer than 90 days, at intervals of 90 days after the first day thereof. Any overdue principal of and, to the extent permitted by law, overdue interest on any Money Market Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the Default Rate.

  (f) The Agent shall determine each interest rate applicable to the Loans hereunder. The Agent shall give prompt notice to the Borrower and the Banks by telecopy of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

  (g) After the occurrence and during the continuance of an Event of Default, the principal amount of the Loans (and, to the extent permitted by applicable law, all accrued interest thereon) shall bear interest at the Default Rate.

  SECTION 2.07. Fees. (a) The Borrower shall pay to the Agent for the ratable account of each Bank a facility fee equal to the product of:
(i) the aggregate of the daily average amounts of such Bank's Commitment (irrespective of usage), times (ii) a per annum percentage equal to the Applicable Facility Fee Rate. Such facility fee shall accrue from and including the Closing Date to but excluding the Termination Date. Facility fees shall be payable quarterly in arrears on the Facility Fee Payment Date next following each Facility Fee Determination Date and on the Termination Date; provided that should the Commitments be terminated at any time prior to the Termination Date for any reason, the entire accrued and unpaid facility fee shall be paid on the date of such termination. The "Applicable Facility Fee Rate" shall be determined quarterly based upon the ratio of Consolidated Funded Debt to Consolidated Total Capital (calculated as of the last day of each Fiscal Quarter beginning with the Fiscal Quarter ending December 31, 1996 and in the manner set forth in Section 5.03) as follows:

  Ratio of Consolidated              Applicable
  Funded Debt to                     Facility Fee Rate
  Consolidated Total Capital
  Greater than or equal to .50          .175%

  Greater than or equal to .35
  but less than .50                     .125%

  Greater than or equal to .20
  but less than .35                     .10%

  Less than .20                         .08%


The Applicable Facility Fee Rate shall be determined effective as of the date (herein, the "Facility Fee Determination Date") which is 45 days after the last day of the Fiscal Quarter as of the end of which the foregoing ratio is being determined, based on the quarterly financial statements for such Fiscal Quarter, and the Applicable Facility Fee Rate so determined shall remain effective from such Facility Fee Determination Date until the date which is 45 days after the last day of the Fiscal Quarter in which such Facility Fee Determination Date falls (which latter date shall be a new Facility Fee Determination Date); provided that (i) for the period from and including the Closing Date to but excluding the Facility Fee Determination Date next following the Fiscal Quarter ending December 31, 1996, the Applicable Facility Fee Rate shall be .10%; (ii) in the case of each Applicable Facility Fee Rate determined on the Facility Fee Determination Date which is 45 days after the fourth and final Fiscal Quarter of a Fiscal Year, such Applicable Facility Fee Rate shall be redetermined based upon the annual audited financial statements for the Fiscal Year ended on the last day of such final Fiscal Quarter and if such Applicable Facility Fee Rate (as so redetermined) shall be different from the Applicable Facility Fee Rate determined on the related Facility Fee Determination Date, such Applicable Facility Fee Rate (as so redetermined) shall be effective retroactive to the related Facility Fee Determination Date, and (iii) if on any Facility Fee Determination Date the Borrower shall have failed to deliver to the Banks the financial statements required to be delivered pursuant to Section 5.01(b) with respect to the Fiscal Quarter most recently ended prior to such Facility Fee Determination Date, then for the period beginning on such Facility Fee Determination Date and ending on the earlier of (A) the date on which the Borrower shall deliver to the Banks the financial statements required to be delivered pursuant to
Section 5.01(b) with respect to such Fiscal Quarter or any subsequent

Fiscal Quarter, and (B) the date on which the Borrower shall deliver to the Banks annual financial statements required to be delivered pursuant to
Section 5.01(a) with respect to the Fiscal Year which includes such Fiscal Quarter or any subsequent Fiscal Year, the Applicable Facility Fee Rate shall be determined as if the ratio of Consolidated Funded Debt to Consolidated Total Capital was greater than or equal to .50 at all times during such period.

  (b) The Borrower shall pay to the Agent, for the account and sole benefit of the Agent, such fees and other amounts at such times as set forth in the Agent's Letter Agreement.

  SECTION 2.08. Optional Termination or Reduction of Commitments. The Borrower may, upon at least 3 Domestic Business Days' notice to the Agent, terminate at any time, or proportionately reduce from time to time by an aggregate amount of at least $10,000,000 or any larger multiple of $1,000,000, the Commitments. If the Commitments are terminated in their entirety, all accrued fees (as provided under Section 2.07) shall be payable on the effective date of such termination.

  SECTION 2.09. Mandatory Termination of Commitments. The Commitments shall terminate on the Termination Date and any Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.

  SECTION 2.10. Optional Prepayments. (a) The Borrower may, on the same Domestic Business Day's notice to the Agent, prepay any Base Rate Borrowing in whole at any time, or from time to time in part in amounts aggregating at least $1,000,000, or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Base Rate Loans of the several Banks included in such Base Rate Borrowing.

  (b) The Borrower may not prepay all or any portion of the principal amount of any Euro-Dollar Loan or any Money Market Loan prior to the maturity thereof unless all compensation due under Section 8.05 is paid in connection with and at the time of such prepayment.

  (c) Upon receipt of a notice of prepayment pursuant to this Section, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share of such prepayment and such notice shall not thereafter be revocable by the Borrower.

  SECTION 2.11. Mandatory Prepayments. On each date on which the Commitments are reduced or terminated pursuant to Section 2.08 or terminated pursuant to Section 2.09, the Borrower shall repay or prepay (a) in the case of a termination of the Commitments, the entire principal amount of the outstanding Loans, or (b) in the case of a reduction of the Commitments, such principal amount of the outstanding Loans, if any (together with interest accrued thereon and any amounts due under Section 8.05(a)), as may be necessary so that after such payment the aggregate unpaid principal amount of the Loans does not exceed the aggregate amount of the Commitments as then reduced. Each such payment or prepayment shall be applied to repay or prepay ratably the Loans of the several Banks; provided that such prepayment shall be applied, first, to Syndicated Loans outstanding on the date of such prepayment (in direct order of maturity) and then, to the extent necessary, to Money Market Loans outstanding on the date of such prepayment (in direct order of maturity).

  SECTION 2.12. General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Loans and of facility fees hereunder, not later than 12:00 noon (Atlanta, Georgia time) on the date when due, in Federal or other funds immediately available in Atlanta, Georgia, to the Agent at its address referred to in Section 9.01. The Agent will promptly distribute to each Bank its ratable share of each such payment received by the Agent for the account of the Banks.

  (b) Whenever any payment of principal of, or interest on, the Base Rate Loans or the Money Market Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

  (c) All payments of principal, interest and fees and all other amounts to be made by the Borrower pursuant to this Agreement with respect to any Loan or fee relating thereto shall be paid without deduction for, and free from, any tax, imposts, levies, duties, deductions, or withholdings of any nature now or at anytime hereafter imposed by any governmental authority or by any taxing authority thereof or therein excluding in the case of each Bank, taxes imposed on or measured by its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank is organized or any political subdivision thereof and, in the case of each Bank, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Bank's applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, imposts, levies, duties, deductions or withholdings of any nature being "Taxes"). In the event that the Borrower is required by applicable law to make any such withholding or deduction of Taxes with respect to any Loan or fee or other amount, the Borrower shall pay such deduction or withholding to the applicable taxing authority, shall promptly furnish to any Bank in respect of which such deduction or withholding is made all receipts and other documents evidencing such payment and shall pay to such Bank additional amounts as may be necessary in order that the amount received by such Bank after the required withholding or other payment shall equal the amount such Bank would have received had no such withholding or other payment been made. If no withholding or deduction of Taxes are payable in respect of any Loan or fee relating thereto, the Borrower shall furnish any Bank, at such Bank's request, a certificate from each applicable taxing authority or an opinion of counsel acceptable to such Bank, in either case stating that such payments are exempt from or not subject to withholding or deduction of Taxes. If the Borrower fails to provide such original or certified copy of a receipt evidencing payment of Taxes or certificate(s) or opinion of counsel of exemption, the Borrower hereby agrees to compensate such Bank for, and indemnify them with respect to, the tax consequences of the Borrower's failure to provide evidence of tax payments or tax exemption.

  In the event any Bank receives a refund of any Taxes paid by the Borrower pursuant to this Section 2.12(c), it will pay to the Borrower the amount of such refund promptly upon receipt thereof; provided, however, if at any time thereafter it is required to return such refund, the Borrower shall promptly repay to it the amount of such refund.

  (d) Each Bank which shall be a foreign person (a person other than a United States person for United States Federal income tax purposes) hereby agrees that:

   (i) it shall no later than the Closing Date (or, in the case of a Bank which shall become a party hereto pursuant to Section 9.07 after the Closing Date, the date upon which such Bank shall become a party hereto) deliver to the Borrower (with a copy to the Agent) (A) if any Lending Office is located in the United States, two (2) accurate and complete signed originals of Internal Revenue Service Form 4224 (or any successors thereto) ("Form 4224"), and/or (B) if any Lending Office is located outside the United States, two (2) accurate and complete signed originals of Internal Revenue Service Form 1001 (or any successor thereto) ("Form 1001"), in each case indicating that such Bank is on the date of delivery thereof entitled to receive payments of principal, interest and fees for the account of such Lending Office or Lending Offices under this Agreement free from withholding of United States Federal income tax, in the case of Form 1001, pursuant to a United States tax treaty currently in effect and for which notice of termination has not been given (and, if any political subdivision of the United States shall impose similar reporting requirements with respect to payments to such Bank under this Agreement and such Bank shall receive notice from the Borrower of the same, such Bank shall deliver any applicable forms to the Borrower with a copy to the Agent promptly after receipt of such notice);

   (ii) if at any time such Bank shall change its Lending Office or Lending Offices or select an additional Lending Office as herein provided, it shall, at the same time or reasonably promptly thereafter, deliver to the Borrower (with a copy to the Agent) in replacement for, or in addition to, the forms previously delivered by it hereunder (A) if such changed or additional Lending Office is located in the United States, two (2) accurate and complete signed originals of Form 4224 or (B) otherwise, two (2) accurate and complete signed originals of Form 1001, in each case indicating that such Bank is on the date of delivery thereof entitled to receive payments of principal, interest and fees for the account of such changed or additional Lending Office under this Agreement free from withholding of United States Federal income tax;

   (iii) it shall, before or promptly after the occurrence of any event (including the passing of time but excluding any event mentioned in (ii) above) requiring a change in the most recent Form 4224 or Form 1001 previously delivered by such Bank and if the delivery of the same be lawful, deliver to the Borrower (with a copy to the Agent) two (2) accurate and complete original signed copies of Form 4224 or Form 1001 in replacement for the forms previously delivered by such Bank;

   (iv) if such Bank claims exemption from withholding tax under a United States tax treaty by providing a Form 1001 and such Bank sells or grants a participation of all or part of its rights under this Agreement, such Bank shall notify the Borrower and the Agent of the percentage amount in which it is no longer the beneficial owner under this Agreement. To the extent of this percentage amount, the Borrower shall treat such Bank's Form 1001 as no longer in compliance with this Section 2.12(d). In the event a Bank claiming exemption from United States withholding tax by filing Form 4224 with the Borrower, sells or grants a participation in its rights under this Agreement, such Bank agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code;

   (v) if the Internal Revenue Service or any authority of the United States of America or other jurisdiction successfully asserts a claim that the Agent or the Borrower did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered, was not properly executed, or because such Bank failed to notify the Borrower or the Agent of a change in circumstances which rendered the exemption from withholding tax ineffective), such Bank shall indemnify the Agent and/or the Borrower, as applicable, fully for all amounts paid, directly or indirectly, by the Agent and/or the Borrower, as applicable, as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent and/or the Borrower, as applicable under this paragraph (d), together with all costs, expenses and attorneys' fees (including the reasonable allocated costs for in-house staff counsel); and

   (vi) it shall, promptly upon the Agent's or the Borrower's reasonable request to that effect, deliver to the Borrower (with a copy to the Agent) such other forms or similar documentation as may be required from time to time by any applicable law, treaty, rule or regulation in order to establish such Bank's tax status for withholding purposes.

  (e) The Borrower will not be required to pay any additional amounts in respect of United States Federal income tax pursuant to Section 2.12(c) to any Bank for the account of any Lending Office of such Bank:

   (i) if the obligation to pay such additional amounts would not have arisen but for a failure by such Bank to comply with its obligations under
Section 2.12(d) in respect of such Lending Office;

   (ii) if such Bank shall have delivered to the Borrower a Form 4224 in respect of such Lending Office pursuant to Section 2.12(d) and such Bank shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by the Borrower hereunder for the account of such Lending Office for any reason other than a change in United States law or regulations or in the official interpretation of such law or regulations by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form 4224; or

   (iii) if such Bank shall have delivered to the Borrower a Form 1001 in respect of such Lending Office pursuant to Section 2.12(d) and such Bank shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by the Borrower hereunder for account of such Lending Office for any reason other than a change in United States law or regulations or any applicable tax treaty or regulations or in the official interpretation of any such law, treaty or regulations by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form 1001.

  (f) If, at any time, the Borrower shall request any Bank to deliver any forms or other documentation pursuant to Section 2.12(d)(iv), then the Borrower shall, on demand of such Bank, reimburse such Bank for any reasonable costs or expenses incurred by such Bank in the preparation or delivery of such forms or other documentation.

  (g) If the Borrower shall be required to pay additional amounts to any Bank pursuant to Section 2.12(c), then such Bank shall use its best efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Borrower which may thereafter accrue if such change in the judgment of such Bank shall not otherwise be disadvantageous to such Bank.

  (h) The agreements and obligations of the Borrower contained in Section 2.12(c) shall survive for ten (10) years after the termination of the Commitments and the payment of all amounts payable under this Agreement.

  (i) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.12 shall be applicable with respect to any Participant, Assignee or other Transferee, and any calculations required by such provisions (i) shall be made based upon the circumstances of such Participant, Assignee or other Transferee, and (ii) constitute a continuing agreement and shall survive the termination of this Agreement and the payment in full or cancellation of the Notes.

  SECTION 2.13. Computation of Interest and Fees. Interest on Base Rate Loans shall be computed on the basis of a year of 365 or 366 days, as appropriate, and paid for the actual number of days elapsed (including the first day but excluding the last day). Interest on Euro-Dollar Loans and interest on Money Market Loans shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed, calculated as to each Interest Period from and including the first day thereof to but excluding the last day thereof. Facility fees and any other fees payable hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

                              ARTICLE III

                        CONDITIONS TO BORROWINGS

  SECTION 3.01. Conditions to First Borrowing. The obligation of each Bank to make a Loan on the occasion of the first Borrowing is subject to the satisfaction of the conditions set forth in Section 3.02 and the following additional conditions:

  (a) receipt by the Agent (i) from each of the parties hereto, of a duly executed counterpart of this Agreement signed by such party, (ii) from each of the parties thereto, of a duly executed counterpart of the Pledge Agreement signed by such party and (iii) from each of the parties thereto, of a duly executed counterpart of the Guaranty Agreement signed by such party;

  (b) receipt by the Agent of a duly executed Syndicated Note and a duly executed Money Market Note for the account of each Bank complying with the provisions of Section 2.04;

  (c) receipt by the Agent of an opinion of Kirkland & Ellis, counsel for the Borrower, the Pledgor and the Guarantors, dated as of the Closing Date, substantially in the form of Exhibit C hereto and covering such additional matters relating to the transactions contemplated hereby as the Agent or any Bank may reasonably request;

  (d) receipt by the Agent of an opinion of Womble Carlyle Sandridge & Rice, special counsel for the Agent, dated as of the Closing Date, substantially in the form of Exhibit D hereto and covering such additional matters relating to the transactions contemplated hereby as the Agent may reasonably request;

  (e) receipt by the Agent of a certificate (the "Closing Certificate"), dated the date of the first Borrowing, substantially in the form of Exhibit G hereto, signed by a principal financial officer of the Borrower, to the effect that (i) no Default has occurred and is continuing on the date of the first Borrowing and (ii) the representations and warranties of the Borrower contained in Article IV are true in all material respects on and as of the date of the first Borrowing hereunder;

  (f) receipt by the Agent of all documents which the Agent or any Bank may reasonably request relating to the existence of the Borrower and each Guarantor, the corporate authority for and the validity of this Agreement, the Pledge Agreement, the Guaranty Agreement and the Notes, and any other matters relevant hereto, all in form and substance satisfactory to the Agent, including without limitation a certificate of incumbency of the Borrower and each Guarantor (the "Officer's Certificate"), signed by the Secretary or an Assistant Secretary of the Borrower or each Guarantor, as the case may be, substantially in the form of Exhibit H hereto, certifying as to the names, true signatures and incumbency of the officer or officers of the Borrower or each Guarantor authorized to execute and deliver the Loan Documents to which the Borrower or each Guarantor is a party, and certified copies of the following items: (i) the Certificate or Articles of Incorporation of the Borrower and each Guarantor, (ii) the Bylaws of the Borrower and each Guarantor, (iii) a certificate of the Secretary of State of the State of Delaware as to the good standing of the Borrower as a Delaware corporation and similar certificates for each Guarantor from its jurisdiction of incorporation, and (iv) the action taken by the Board of Directors of the Borrower and each Guarantor authorizing the Borrower's and Guarantors' execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which the Borrower and each Guarantor is a party;

  (g) receipt by the Agent of a Notice of Borrowing (in the case of a Syndicated Borrowing) or a Money Market Quote Request (in the case of a Money Market Borrowing);

  (h) receipt by the Agent of (i) the Pledged Shares, together with stock powers executed by the Pledgor in blank and (ii) satisfactory evidence that the Agent has a perfected, first-priority lien or security interest in all of the Pledged Shares and that the Pledged Shares are not encumbered by any other Lien; and

  (i) evidence satisfactory to the Agent of the termination of the Prior Credit Agreements and all other Loan Documents (as defined in the Prior Credit Agreements) and cancellation of all Liens granted to secure obligations of the Pledgor thereunder.

  SECTION 3.02. Conditions to All Borrowings. The obligation of each Bank to make a Loan on the occasion of each Borrowing is subject to the satisfaction of the following conditions:

  (a) either (i) receipt by the Agent of Notice of Borrowing as required by Section 2.02 (if such Borrowing is a Syndicated Borrowing), or (ii) compliance with the provisions of Section 2.03 (if such Borrowing is a Money Market Borrowing);

  (b) the fact that, immediately before and after such Borrowing, no Default shall have occurred and be continuing;

  (c) the fact that the representations and warranties of the Borrower contained in Article IV of this Agreement shall be true in all material respects on and as of the date of such Borrowing; and

  (d) the fact that, immediately after such Borrowing (i) the aggregate outstanding principal amount of the Syndicated Loans of each Bank will not exceed the amount of its Commitment and (ii) the aggregate outstanding principal amount of the Loans will not exceed the aggregate amount of the Commitments of all of the Banks as of such date.

Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the truth and accuracy of the facts specified in clauses (b), (c) and (d) of this Section; provided that such Borrowing shall not be deemed to be such a representation and warranty to the effect set forth in Section 4.04(b) as to any event, act or condition having a Material Adverse Effect which has theretofore been disclosed in writing by the Borrower to the Banks if the aggregate outstanding principal amount of the Loans immediately after such Borrowing will not exceed the aggregate outstanding principal amount thereof immediately before such Borrowing.

                              ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES

  The Borrower represents and warrants that:

  SECTION 4.01. Corporate Existence and Power. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

  SECTION 4.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement, the Notes and the other Loan Documents (i) are within the Borrower's corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) require no action by or in respect of, or filing with, any governmental body, agency or official, except for any actions or filings which have been taken or made, as the case may be,
(iv) do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries, and (v) do not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

  SECTION 4.03. Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower enforceable in accordance with its terms, and the Notes and the other Loan Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower enforceable in accordance with their respective terms, provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally.

  SECTION 4.04. Financial Information. (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of March 31, 1996 and the related consolidated statements of income, shareholders' equity and cash flows for the Fiscal Year then ended, reported on by KPMG Peat Marwick LLP, copies of which have been delivered to each of the Banks, and the unaudited consolidated financial statements of the Borrower for the interim period ended June 30,1996, copies of which have been delivered to each of the Banks, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such dates and their consolidated results of operations and cash flows for such periods stated.

  (b) Since March 31, 1996, there has been no event, act, condition or occurrence having a Material Adverse Effect.

  SECTION 4.05. Litigation. Except as set forth on Schedule 4.05, there is no action, suit or proceeding pending, or to the knowledge of the Borrower threatened, against or affecting the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which could reasonably be expected to have or cause a Material Adverse Effect.

  SECTION 4.06. Compliance with ERISA. (a) The Borrower and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability which has not been extinguished to the PBGC or a Plan under Title IV of ERISA, other than a liability to the PBGC for premiums not yet due or a liability to a Plan for contributions not yet due.

  (b) Neither the Borrower nor any member of the Controlled Group is or, within the 5 years preceding the Closing Date, has been obligated to contribute to any Multiemployer Plan.

  SECTION 4.07. Taxes. There have been filed on behalf of the Borrower and its Subsidiaries all Federal, material state and local income, excise, property and other tax returns which are required to be filed by them and all taxes due pursuant to such returns or pursuant to any assessment received by or on behalf of the Borrower or any Subsidiary have been paid, except for those taxes being contested in good faith with due diligence by appropriate proceedings for which appropriate reserves have been maintained as required under GAAP. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

  SECTION 4.08. Subsidiaries. (a) Each of the Borrower's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. As of the Closing Date, the Borrower has no Subsidiaries except those Subsidiaries listed on Schedule 4.08A, which accurately sets forth each such Subsidiary's complete name and jurisdiction of incorporation.

  (b) The Domestic Significant Subsidiaries in existence on the Closing Date are listed on Schedule 4.08B, which accurately sets forth as of such date each such Domestic Significant Subsidiary's complete name and jurisdiction of incorporation.

  (c) The Foreign Significant Subsidiaries in existence on the Closing Date are listed on Schedule 4.08C, which accurately sets forth as of such date each such Foreign Significant Subsidiary's complete name and jurisdiction of incorporation.

  SECTION 4.09. Not an Investment Company. Neither the Borrower nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

  SECTION 4.10 Public Utility Holding Company Act. Neither the Borrower nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

  SECTION 4.11. Ownership of Property; Liens. Each of the Borrower and its Consolidated Subsidiaries has title to or other rights in its material properties sufficient for the conduct of its business, and none of such property is subject to any Lien except as permitted in Section 5.09.

  SECTION 4.12. No Default. Neither the Borrower nor any of its Consolidated Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound which could reasonably be expected to have or cause a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

  SECTION 4.13. Full Disclosure. All information heretofore furnished by the Borrower to the Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Agent or any Bank will be, true, accurate and complete in every material respect or based on reasonable estimates on the date as of which such information is stated or certified. The Borrower has disclosed to the Banks in writing any and all facts of which it has knowledge as of the Closing Date which could reasonably be expected to have or cause a Material Adverse Effect.

  SECTION 4.14.  Environmental  Matters.  (a) Except as set forth on
Schedule 4.14 A-1, neither the Borrower nor any Subsidiary is subject to any Environmental Liability which could reasonably be expected to have or cause a Material Adverse Effect and neither the Borrower nor any Subsidiary has been designated as a potentially responsible party under CERCLA or under any state statute similar to CERCLA if such designation could reasonably be expected to have or cause, alone or in the aggregate a Material Adverse Effect. Except as set forth on Schedule 4.14 A-2, none of the Properties has been identified on any current or (to the best of the Borrower's knowledge) proposed (i) National Priorities List under 40 C.F.R.
Section 300, (ii) CERCLIS list or (iii) any list arising from a state statute similar to CERCLA.

  (b) No Hazardous Materials have been (at any time after the Properties hereinafter referred to were owned, leased or otherwise used or occupied by the Borrower or any Subsidiary or, to the best knowledge of the Borrower, at any time before the Properties hereinafter referred to were owned, leased or otherwise used or occupied by the Borrower or any Subsidiary) or are being used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed or otherwise handled at, or shipped or transported to or from the Properties or are otherwise present at, on, in or under the Properties, or, to the best of the knowledge of the Borrower, at or from any adjacent site or facility, except for Hazardous Materials used in the manufacturing process and other Hazardous Materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, and managed or otherwise handled in the ordinary course of business in compliance with all applicable Environmental Requirements, except for such noncompliance which could not reasonably be expected to have or cause a Material Adverse Effect.

  (c) The Borrower and each of its Subsidiaries has procured all Environmental Authorizations necessary for the conduct of its business, and is in compliance with all Environmental Requirements in connection with the operation of the Properties and the Borrower's and each of its Subsidiary's respective businesses, except to the extent failure to so procure or comply, as the case may be, could not reasonably be expected to have or cause a Material Adverse Effect.

  SECTION 4.15. Compliance with Laws. The Borrower and each Subsidiary is in compliance with all applicable laws, including, without limitation, all Environmental Laws, except where any failure to comply with any such laws could not reasonably be expected to have or cause, alone or in the aggregate, a Material Adverse Effect.

  SECTION 4.16. Capital Stock. All Capital Stock, debentures, bonds, notes and all other securities of the Borrower and its Subsidiaries presently issued and outstanding are validly and properly issued in accordance in all material respects with all applicable laws, including, but not limited to, the "Blue Sky" laws of all applicable states and the federal securities laws. The issued shares of Capital Stock of the Borrower's Wholly Owned Subsidiaries are owned by the Borrower or a Wholly-Owned Subsidiary free and clear of any Lien or adverse claim (other than the Lien created pursuant to the Pledge Agreement, any future Lien created pursuant to a pledge agreement executed by the Borrower or a Pledgor Subsidiary pursuant to Section 5.21(b) hereof or any Lien for taxes not yet due). At least a majority of the issued shares of capital stock of each of the Borrower's other Subsidiaries (other than Wholly Owned Subsidiaries) is owned by the Borrower or a Subsidiary free and clear of any Lien or adverse claim (other than the Lien created pursuant to the Pledge Agreement or any future Lien created pursuant to a pledge agreement executed by the Borrower or any Pledgor Subsidiary pursuant to Section 5.21(b) hereof).

  SECTION 4.17. Margin Stock. No part of the proceeds of any Loan will be used for any purpose which violates, or which is inconsistent with, the provisions of Regulations G, T, U or X.

  SECTION 4.18. Insolvency. After giving effect to the execution and delivery of the Loan Documents and the making of the Loans under this Agreement, neither the Borrower nor any Significant Subsidiary or Guarantor will be "insolvent," within the meaning of such term as used in O.C.G.A.
Section 18-2-22 or as defined in Section 101 of Title 11 of the United States Code or Section 2 of the Uniform Fraudulent Transfer Act, or any other applicable state law pertaining to fraudulent transfers, as each may be amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

                               ARTICLE V

                               COVENANTS

  The Borrower agrees that, so long as any Bank has any Commitment hereunder or any amount payable under any Note remains unpaid:

  SECTION 5.01.  Information.  The Borrower will deliver to each of the
Banks:

  (a) as soon as available and in any event within 90 days after the end of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, shareholders' equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by KPMG Peat Marwick LLP or other independent public accountants of nationally recognized standing, with such certification to be free of exceptions and qualifications not acceptable to the Required Banks;

  (b) as soon as available and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year, a consolidated unaudited balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Quarter and the related unaudited statement of income and unaudited statement of cash flows for such Fiscal Quarter and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year, all certified (subject to normal year-end adjustments and to the absence of footnotes) as to fairness of presentation, GAAP and consistency by the chief financial officer or the chief accounting officer of the Borrower;

  (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate, substantially in the form of Exhibit I (a "Compliance Certificate"), of the chief financial officer or the chief accounting officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 5.03 through 5.05, inclusive, on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

  (d) simultaneously with the delivery of each set of annual financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements to the effect that nothing has come to their attention to cause them to believe that any Default related to accounting matters existed on the date of such financial statements;

  (e) within 5 Domestic Business Days after the Borrower becomes aware of the occurrence of any Default, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

  (f) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

  (g) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports which the Borrower shall have filed with the Securities and Exchange Commission;

  (h)  promptly after the Borrower or any member of the Controlled Group
(i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which could reasonably be expected to constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or
(iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice;

  (i) promptly after the Borrower knows of the commencement thereof, notice of any litigation, dispute or proceeding involving a claim against the Borrower and/or any Subsidiary for $2,000,000 or more in excess of amounts covered in full by applicable insurance; and

  (j) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Agent, at the request of any Bank, may reasonably request.

  SECTION 5.02. Inspection of Property, Books and Records. The Borrower will (i) keep proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to the business and activities of the Borrower and its Consolidated Subsidiaries; and (ii) permit, and will cause each Subsidiary to permit, representatives of any Bank at such Bank's expense prior to the occurrence of an Event of Default and at the Borrower's expense after the occurrence of an Event of Default to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants; provided, any Bank which meets with any officer, employee or independent public accountant in order to discuss the affairs, finances or accounts of the Borrower or any Subsidiary shall give a Responsible Officer notice of and an opportunity to attend such meeting. The Borrower agrees to cooperate and assist in such visits and inspections, in each case at such reasonable times and as often as may reasonably be desired.

  SECTION 5.03. Ratio of Consolidated Funded Debt to Consolidated Total Capital. The ratio of Consolidated Funded Debt to Consolidated Total Capital shall not at any time exceed .55 to 1.00.

  SECTION 5.04. Minimum Consolidated Net Worth. Consolidated Net Worth will at no time be less than the greater of (x) $175,000,000, or (y) 85% of Consolidated Net Worth as of September 30, 1996, minus the aggregate amount of Capital Stock repurchased by the Borrower or any Consolidated Subsidiary after the Closing Date, plus the sum of (i) 50% of the cumulative Reported Net Income of the Borrower and its Consolidated Subsidiaries during any period after September 30, 1996 (taken as one accounting period), calculated quarterly but excluding from such calculations of Reported Net Income for purposes of this clause (i) any quarter in which the Reported Net Income of the Borrower and its Consolidated Subsidiaries is negative, and (ii) 50% of the cumulative Net Proceeds of Capital Stock received during any period after September 30, 1996, calculated quarterly.

  SECTION 5.05. Ratio of Earnings Before Interest, Leases and Taxes to Consolidated Fixed Charges. At the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 1996, the ratio of Earnings Before Interest, Leases and Taxes for the Fiscal Quarter then ending and the three Fiscal Quarters immediately preceding the Fiscal Quarter then ending to Consolidated Fixed Charges for the Fiscal Quarter then ending and the three Fiscal Quarters immediately preceding the Fiscal Quarter then ending shall be greater than 3.00 to 1.00.

  SECTION 5.06. Loans or Advances. Neither the Borrower nor any of its Subsidiaries shall make loans or advances to any Person except: (i) loans or advances to employees not exceeding One Million Dollars ($1,000,000) in the aggregate outstanding made in the ordinary course of business and consistent with practices existing on the Closing Date; (ii) deposits required by government agencies or public utilities; (iii) loans or advances to Subsidiaries which are not Guarantors not exceeding Five Million Dollars ($5,000,000) in the aggregate outstanding, (iv) loans or advances to Subsidiaries which are Guarantors or from such Guarantors to the Borrower, (v) loans or advances by any Subsidiary to the Borrower, (vi) advances in the nature of deposits, progress payments and the like to suppliers and service providers for property and services in the ordinary course of business, and (vii) other loans or advances constituting Permitted Investments; provided that after giving effect to the making of any loans, advances or deposits permitted by clause (i), (ii), (iii), (iv),
(v), (vi) or (vii) of this Section, no Default shall have occurred and be continuing.

  SECTION 5.07. Investments. Neither the Borrower nor any of its Subsidiaries shall make Investments in any Person except (a) as permitted by Section 5.06, (b) for Permitted Investments and Hedging Transactions,
(c) that the Borrower and any Subsidiary shall be permitted to acquire (whether through the organization of a Subsidiary or otherwise) all or any portion of the capital stock or securities of any Person engaged in the business or businesses substantially similar to any business currently conducted by the Borrower or any Subsidiary or make capital contributions to any Wholly-Owned Subsidiary which is not a Guarantor, but only to the extent that (i) the cost of any such acquisition or the amount of any such capital contribution, when aggregated with the total cost of all such acquisitions occurring after the Closing Date and the total amount of all such capital contributions made after the Closing Date, does not exceed the Test Amount on the day such acquisition occurs or such capital contribution is made, and (ii) after giving effect to such acquisition or capital contribution no Default shall exist, and (d) Investments in Guarantors.

  SECTION 5.08. Factor Receivables. Neither the Borrower nor any Subsidiary shall at any time sell or otherwise factor any of its trade receivables other than Factor Receivables (including without limitation intercompany transfers or sales of Foreign Trade Receivables in anticipation of their becoming Factor Receivables).

  SECTION 5.09. Negative Pledge. Neither the Borrower nor any Significant Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it (other than Liens created by the Loan Documents), except:

  (a) Liens existing on the date of this Agreement securing Debt outstanding on the date of this Agreement in an aggregate principal amount not exceeding $565,496;

  (b) any Lien existing on any asset of any corporation or other entity at the time such corporation or other entity becomes a Consolidated Subsidiary and not created in contemplation of such event;

  (c) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset, provided that such Lien attaches to such asset concurrently with or within 18 months after the acquisition or completion of construction thereof;

  (d) any Lien on any asset of any corporation or other entity existing at the time such corporation or other entity is merged or consolidated with or into the Borrower or a Consolidated Subsidiary and not created in contemplation of such event;

  (e) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Consolidated Subsidiary and not created in contemplation of such acquisition;

  (f)  Liens securing Debt owing by any Subsidiary to the Borrower;

  (g) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that (other than as to clause (f) of this Section) (i) such Debt is not secured by any additional assets, and (ii) the amount of such Debt secured by any such Lien is not increased;

  (h) Liens for taxes not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

  (i) Liens in respect of property imposed by law arising in the ordinary course of business such as materialmen's, mechanics', warehousemen's and other like Liens provided that such Liens secure only amounts not yet due and payable or, if due and payable, are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

  (j) pledges or deposits made to secure payment of obligations in connection with workers compensation insurance, unemployment insurance, pensions or social security programs;

  (k) Liens arising from good faith deposits in connection with or to secure performance of tenders, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (other than obligations in respect of the payment of borrowed money);

  (l) Liens arising from good faith deposits in connection with or to secure performance of statutory obligations and surety and appeal bonds;

  (m) easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances with respect to any property not, in any material respect, impairing the use of such property for its intended purposes;

  (n) Liens with respect to property in Mexico securing Mexican customs claims, but only to the extent such claims are not yet due and payable and are not expected to become due and payable;

  (o)  any Lien on Margin Stock;

  (p) Liens not otherwise permitted by the foregoing clauses of this Section securing Debt (other than indebtedness represented by the Notes) in an aggregate principal amount at any time outstanding not to exceed 10% of Consolidated Tangible Net Worth; and

  (q) interests of lessors under operating leases and precautionary Uniform Commercial Code filings in respect thereof.

Provided, Liens permitted by the foregoing clauses (b), (c), (d), (e), (g) (to the extent such Lien permitted by clause (g) arises out of a refinancing, extension, renewal or refunding of any Debt secured by a Lien permitted by clause (b), (c), (d) or (e) of this Section), (i), (j), (k),
(l), (n), (o) and (p) shall at no time secure Debt in an aggregate amount greater than 20% of Consolidated Tangible Net Worth.

  SECTION 5.10. Maintenance of Existence. The Borrower shall, and shall cause each Significant Subsidiary to, maintain its corporate existence

(except as otherwise permitted under Section 5.12) and the Borrower and its Significant Subsidiaries, taken as a whole, shall carry on their aggregate business in substantially the same manner and in substantially the same fields as such business is now carried on and maintained (such fields generally encompassing the passive electronics component industry).

  SECTION 5.11. Dissolution. Neither the Borrower nor any of its Significant Subsidiaries shall suffer or permit dissolution or liquidation either in whole or in part, except through corporate reorganization to the extent permitted by Section 5.12.

  SECTION 5.12. Consolidations, Mergers and Sales of Assets. The Borrower will not, nor will it permit any Subsidiary to, consolidate or merge with or into, or sell, lease or otherwise transfer all or any substantial part of its assets to, any other Person, or discontinue or eliminate any business line or segment, provided that (a) the Borrower or its Subsidiaries may merge with another Person if (i) the Borrower or such Subsidiary, as the case may be, is the corporation surviving such merger and (ii) immediately after giving effect to such merger, no Default shall have occurred and be continuing, (b) Subsidiaries of the Borrower may merge with one another, and (c) the foregoing limitation on the sale, lease or other transfer of assets and on the discontinuation or elimination of a business line or segment shall not prohibit, (i) during any Fiscal Quarter, a transfer of assets or the discontinuance or elimination of a business line or segment (in a single transaction or in a series of related transactions) unless the aggregate assets to be so transferred or utilized in a business line or segment to be so discontinued, when combined with all other assets transferred, and all other assets utilized in all other business lines or segments discontinued, during such Fiscal Quarter and the immediately preceding 3 Fiscal Quarters, either (A) constituted more than 10% of Consolidated Total Assets at the end of the fourth Fiscal Quarter immediately preceding such Fiscal Quarter, or (B) contributed more than 10% of Consolidated Operating Profits during the 4 consecutive Fiscal Quarters immediately preceding such Fiscal Quarter; (ii) any transfer of trade names and trademarks to KRC and the license by KRC of such trade names and trademarks to the Borrower and its Subsidiaries or in the ordinary course of business to other Persons; (iii) the sale of Inventory in the ordinary course of business (including without limitation transfers of raw materials and work-in-process Inventory to KEMET de Mexico, S.A. de C.V., for purposes of completing production of such Inventory); (iv) the sale or disposition of machinery and equipment by the Borrower or any Subsidiary no longer useful for the conduct of the Borrower's or such Subsidiary's business; (v) the transfer of assets among the Borrower and the Guarantors (including equity contributions in Guarantors); (vi) the sale of the Factor Receivables (including without limitation intercompany transfers of Foreign Trade Receivables in anticipation of their becoming Factor Receivables) and payments to purchasers of Factor Receivables (and, intercompany transfers in anticipation of such payments) of amounts representing collections of

Factor Receivables; (vii) the sale of assets from time to time by the Pledgor to Greenville County, South Carolina and/or Greenwood County, South Carolina pursuant to the Bond Issuance and Purchase Agreement; (viii) transfers of assets (including in the case of transfers to Subsidiaries which are Guarantors, equity contributions) from any Subsidiary which is not a Guarantor to the Borrower or to any Subsidiary which is a Guarantor;
(ix) transfers permitted under Section 5.06 or 5.07; and (x) transfers of assets (including equity contributions) to any Subsidiary which is not a Guarantor in exchange for cash in an amount at least equal to the fair market value of the assets so transferred (but only to the extent such cash is paid at or prior to the time of such transfer).

  SECTION 5.13. Compliance with Regulations G, T, U and X. The proceeds of the Loans may be used to refinance existing debt, for the purchase of the Borrower's common stock by the Borrower, and for general corporate purposes. No portion of the proceeds of the Loans will be used by the Borrower or any Subsidiary in violation of (or in a manner so as to cause the Agent or the Banks to be in violation of) any applicable law or regulation, including without limitation Regulations G, T, U and X. At no time will the value of Margin Stock purchased or held by the Borrower (including, without limitation, shares of common stock of the Borrower repurchased by and held by the Borrower but excluding shares of common stock of the Borrower repurchased by and immediately retired by the Borrower) exceed 25% of Unencumbered Total Assets of the Borrower.

  SECTION 5.14. Compliance with Laws; Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries and each member of the Controlled Group to, comply with applicable laws (including but not limited to ERISA), regulations and similar requirements of governmental authorities (including but not limited to PBGC), except such noncompliance as could not reasonably be expected to have or cause a Material Adverse Effect or where the necessity of such compliance is being contested in good faith through appropriate proceedings diligently pursued. The Borrower will, and will cause each of its Subsidiaries to, pay promptly when due all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations which, if unpaid, might become a lien against the property of the Borrower or any Subsidiary, except liabilities being contested in good faith by appropriate proceedings diligently pursued and against which the Borrower shall have set up reserves as required by GAAP or liabilities the nonpayment of which could not reasonably be expected to have or cause a Material Adverse Effect.

  SECTION 5.15. Insurance. The Borrower will maintain, and will cause each of its Subsidiaries to maintain (either in the name of the Borrower or in such Subsidiary's own name), with financially sound and reputable insurance companies, casualty insurance on all its Property and commercial general liability insurance, in each case in such amounts and against such risks as are substantially in accordance with the Borrower's practices as of the Closing Date.

  SECTION 5.16. Change in Fiscal Year. The Borrower will not change its Fiscal Year without the consent of the Required Banks.

  SECTION 5.17. Maintenance of Property. The Borrower shall, and shall cause each Subsidiary to, maintain all of its properties and assets in good condition, repair and working order, ordinary wear and tear excepted, satisfactory for the conduct of its operations.

  SECTION 5.18. Environmental Notices. The Borrower shall furnish to the Banks and the Agent prompt written notice of any Environmental Liabilities, pending or (to its knowledge) threatened Environmental Proceedings, Environmental Notices, Environmental Judgments and Orders, and Environmental Releases at, on, in, under or in any way affecting the Properties or any adjacent property if such Environmental Liabilities, Environmental Proceedings, Environmental Notices, Environmental Judgments and Orders and/or Environmental Releases could reasonably be expected to have or cause, alone or in the aggregate, a Material Adverse Effect.

  SECTION 5.19. Environmental Matters. The Borrower and its Subsidiaries will not, and will not permit any Third Party to, use, produce, manufacture, process, treat, recycle, generate, store, dispose of, manage at, or otherwise handle or ship or transport to or from the Properties any Hazardous Materials except for Hazardous Materials used in the manufacturing process and other Hazardous Materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed, managed or otherwise handled in the ordinary course of business in compliance with all applicable Environmental Requirements (except for such noncompliance which could not reasonably be expected to have or cause a Material Adverse Effect).

  SECTION 5.20. Environmental Release. The Borrower agrees that upon the occurrence of an Environmental Release at or on any of the Properties it will act promptly to reasonably investigate the extent of, and to take any remedial action required pursuant to any Environmental Requirement to eliminate, such Environmental Release, whether or not ordered or otherwise directed to do so by any Environmental Authority.

  SECTION 5.21. Significant Subsidiaries. (a) The Borrower shall cause any Person which becomes a Domestic Significant Subsidiary after the Closing Date to become a party to, and agree to be bound by the terms of, the Guaranty Agreement pursuant to an instrument in form and substance satisfactory to the Agent executed and delivered to the Agent within 45 days after the last day of the Fiscal Quarter in which such Person became a Domestic Significant Subsidiary. The Borrower shall also cause the items specified in Section 3.01(c) and (f) to be delivered to the Agent concurrently with the instrument referred to above, modified appropriately to refer to such instrument and such Domestic Significant Subsidiary.

  (b) The Borrower shall, or shall cause any Subsidiary (the "Pledgor Subsidiary") to, pledge 65% of the shares of capital stock owned by the Borrower or such Pledgor Subsidiary in any Person which becomes a Foreign Significant Subsidiary after the Closing Date pursuant to a pledge agreement in form and substance substantially identical to the Pledge Agreement executed and delivered by the Borrower or such Pledgor Subsidiary to the Agent within 45 days after the last day of the Fiscal Quarter in which such Person became a Foreign Significant Subsidiary and shall deliver to the Agent such shares of capital stock together with stock powers executed in blank. The Borrower shall also cause the items specified in
Section 3.01(c) and (f) to be delivered to the Agent concurrently with the pledge agreement referred to above, modified appropriately to refer to such pledge agreement and such Foreign Significant Subsidiary.

   (c) Once any Subsidiary becomes a Significant Subsidiary and therefore becomes a party to the Guaranty Agreement in accordance with Section 5.21(a) or any shares of capital stock of such Subsidiary are pledged to the Agent in accordance with Section 5.21(b), such Subsidiary thereafter shall remain a party to the Guaranty Agreement or the shares of capital stock in such Subsidiary shall remain subject to the pledge to the Agent, as the case may be, without regard to the amount of its Total Assets on any day or Operating Profits or gross revenues for any period.

  (d) Notwithstanding anything to the contrary contained in this Agreement or in the Guaranty Agreement, in the event that the Borrower or any Significant Subsidiary sells or otherwise transfers all of the shares of capital stock in any Guarantor which is no longer a Significant Subsidiary in a transaction which does not result in the occurrence of a Default, the Banks hereby agree that the Agent may, and upon the written request of the Borrower the Agent shall, release such Guarantor from the Guaranty Agreement.

  SECTION 5.22 Sale, Transfer or Pledge of Industrial Revenue Bonds. The Borrower shall not, nor shall it permit the Pledgor or any other Guarantor to, sell, assign, transfer, pledge or otherwise encumber any right, title or interest in or to the industrial revenue bonds issued and at any time outstanding under the Bond Issuance and Purchase Agreement, other than any transfer of such industrial revenue bonds to the Borrower or any Guarantor.


                               ARTICLE VI

                                DEFAULTS

  SECTION 6.01. Events of Default. If one or more of the following events ("Events of Default") shall have occurred and be continuing:

  (a) the Borrower shall fail to pay when due any principal of any Loan or shall fail to pay any interest on any Loan within two Domestic Business Days after such interest shall become due, or shall fail to pay any fee or other amount payable hereunder or under the other Loan Documents within five Domestic Business Days after such fee or other amount becomes due; or

  (b) the Borrower shall fail to observe or perform any covenant contained in Sections 5.03 to 5.13, inclusive, Section 5.16 or Section 5.22 of this Agreement;

  (c) the Borrower shall fail to observe or perform any covenant contained in Section 5.02(ii) or Section 5.21 for 10 days after the earlier of (i) the first day on which the Borrower has knowledge of such failure or (ii) written notice thereof has been given to the Borrower by the Agent at the request of any Bank; or

  (d) the Borrower shall fail to observe or perform any covenant or agreement contained or incorporated by reference in this Agreement or any covenant or agreement contained or incorporated by reference in any other Loan Documents to which the Borrower is a party (other than those covered by clause (a), (b) or (c) above or by (e) below) for 30 days after the earlier of (i) the first day on which the Borrower has knowledge of such failure or (ii) written notice thereof has been given to the Borrower by the Agent at the request of any Bank; or

  (e) the Pledgor, the Borrower or any Pledgor Subsidiary shall fail to observe or perform any covenant contained in the Pledge Agreement or any pledge agreement executed by the Borrower or any Pledgor Subsidiary, for 10 days after the earlier of (i) the first day on which the Pledgor, the Borrower or any Pledgor Subsidiary has knowledge of such failure and (ii) written notice thereof has been given to the Pledgor, the Borrower or any Pledgor Subsidiary by the Agent at the request of any Bank; or

  (f) any representation, warranty, certification or statement made or deemed made by the Borrower in Article IV of this Agreement or by any Guarantor in the Guaranty Agreement or by the Pledgor in the Pledge Agreement or by the Borrower or any Pledgor Subsidiary in any pledge agreement executed by the Borrower or such Pledgor Subsidiary pursuant to
Section 5.21(b) hereof or in any certificate, financial statement or other document delivered pursuant to this Agreement or the Guaranty Agreement or the Pledge Agreement or in any pledge agreement executed by the Borrower or by any Pledgor Subsidiary shall prove to have been incorrect or misleading in any material respect when made (or deemed made); or

  (g) the Borrower or any Subsidiary shall fail to make any payment in excess of $20,000 in respect of Debt outstanding (other than the Notes) in the aggregate amount in excess of $5,000,000 when due or within any applicable grace period; or

  (h) any event or condition shall occur which results in the acceleration of the maturity of Debt outstanding of the Borrower or any Subsidiary in the aggregate amount in excess of $5,000,000 or the mandatory prepayment or purchase of such Debt by the Borrower (or its designee) or such Subsidiary (or its designee) prior to the scheduled maturity thereof, or enables the holders of such Debt or any Person acting on such holders' behalf to accelerate the maturity thereof or require the mandatory prepayment or purchase thereof prior to the scheduled maturity thereof, without regard to whether such holders or other Person shall have exercised or waived their right to do so; or

  (i) the Borrower or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally, or shall admit in writing its inability, to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

  (j) an involuntary case or other proceeding shall be commenced against the Borrower or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect; or

  (k) the Borrower or any member of the Controlled Group shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by the Borrower, any member of the Controlled Group, any plan administrator or any combination of the foregoing, provided that such termination could reasonably be expected to have or cause a Material Adverse Effect; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or at any time the aggregate complete or partial withdrawal liability under Title IV of ERISA with respect to Multiemployer Plans incurred by the Borrower and members of the Controlled Group shall exceed $5,000,000 (for purposes of this clause, the amount of withdrawal liability of the Borrower and members of the Controlled Group at any date shall be the aggregate present value of the amount, determined in accordance with Section 4201(b)(1) of ERISA, claimed to have been incurred by the Borrower and members of the Controlled Group in any notices received by any of them as of such date from any Multiemployer Plan sponsor, less any portion thereof which the Borrower and members of the Controlled Group have paid or as to which the Borrower reasonably believes after appropriate consideration of possible adjustments arising under Sections 4219 and 4221 of ERISA, it and members of the Controlled Group will have no liability, provided that the Borrower shall obtain prompt written advice from independent actuarial consultants supporting such determination); or

  (l) one or more judgments or orders for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against the Borrower or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days; or

  (m)  a federal tax lien shall be filed against the Borrower under
Section 6323 of the Code or a lien of the PBGC shall be filed against the Borrower or any Subsidiary under Section 4068 of ERISA and in either case such lien shall remain undischarged for a period of 25 days after the date of filing; or

  (n)  a Change of Control shall occur; or

  (o) an "Event of Default" shall occur under Section 10.1(a) of the Lease Agreement (but only to the extent such Event of Default results from a failure to make any Payment-in-Lieu-of-Taxes (as defined in the Lease Agreement)); or

  (p) the Guaranty Agreement, the Pledge Agreement or any pledge agreement executed by the Borrower or any Pledgor Subsidiary pursuant to Section 5.21(b) hereof shall cease to be in full force and effect; or

  (q) any Guarantor or any Person acting on behalf of such Guarantor shall deny or disaffirm such Guarantor's obligations under the Guaranty
Agreement;

then, and in every such event, the Agent shall (i) if requested by the Required Banks, by notice to the Borrower terminate the Commitments and they shall thereupon terminate, and (ii) if requested by the Required

Banks, by notice to the Borrower declare the Notes (together with accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents to be, and the Notes (together will all accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that if any Event of Default specified in clause (i) or (j) above occurs with respect to the Borrower, without any notice to the Borrower or any other act by the Agent or the Banks, the Commitments shall thereupon automatically terminate and the Notes (together with accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents shall automatically become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Notwithstanding the foregoing, the Agent shall have available to it all other remedies at law or equity, and shall exercise any one or all of them at the request of the Required Banks.

  SECTION 6.02. Notice of Default. The Agent shall give notice to the Borrower of any Default under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

                              ARTICLE VII

                               THE AGENT

  SECTION 7.01. Appointment, Powers and Immunities. Each Bank hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to the Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. The Agent: (a) shall have no duties or responsibilities except as expressly set forth in this Agreement and the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee for any Bank; (b) shall not be responsible to the Banks for any recitals, statements, representations or warranties contained in this Agreement or any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any Bank under, this Agreement or any other Loan Document, or for the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or for any failure by the Borrower to perform any of its obligations hereunder or thereunder;
(c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document except to the extent requested by the Required Banks, and then only on terms and conditions satisfactory to the Agent, and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Loan Document or any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct. The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The provisions of this Article VII are solely for the benefit of the Agent and the Banks, and the Borrower shall not have any rights as a third party beneficiary of any of the provisions hereof.
In performing its functions and duties under this Agreement and under the other Loan Documents, the Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower. The duties of the Agent shall be ministerial and administrative in nature, and the Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Bank. References herein to the "Agent" shall not include the Co-Agent, and the Co-Agent shall have no rights, duties or obligations as "Agent" hereunder.

  SECTION 7.02. Reliance by Agent. The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telefax, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants or other experts selected by the Agent. As to any matters not expressly provided for by this Agreement or any other Loan Document, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and thereunder in accordance with instructions signed by the Required Banks, and such instructions of the Required Banks in any action taken or failure to act pursuant thereto shall be binding on all of the Banks.

  SECTION 7.03. Defaults. The Agent shall not be deemed to have knowledge of the occurrence of a Default or an Event of Default (other than the non-payment of principal of or interest on the Loans) unless the Agent has received notice from a Bank or the Borrower specifying such Default or Event of Default and stating that such notice is a "Notice of Default". In the event that the Agent receives such a notice of the occurrence of a Default or an Event of Default, the Agent shall give prompt notice thereof to the Banks. The Agent shall give each Bank prompt notice of each non-payment of principal of or interest on the Loans, whether or not it has received any notice of the occurrence of such non-payment. The Agent shall (subject to Section 9.05) take such action with respect to such Default or Event of Default as shall be directed by the Required Banks, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

  SECTION 7.04. Rights of Agent and its Affiliates as a Bank. With respect to any Loans made by an Affiliate of Wachovia, such Affiliate (and Wachovia if it becomes a Bank hereunder) in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not an Affiliate of the Agent (or in Wachovia's case, acting as Agent), and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include such Affiliate of Wachovia (or Wachovia, if it becomes a Bank hereunder) in its individual capacity. Such Affiliate and the Agent may (without having to account therefor to any Bank) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrower (and any of its Affiliates) as if they were not an Affiliate of the Agent or acting as the Agent, respectively, and such Affiliate and the Agent may accept fees and other consideration from the Borrower (in addition to any agency fees and arrangement fees heretofore agreed to between the Borrower and the Agent) for services in connection with this Agreement or any other Loan Document or otherwise without having to account for the same to the Banks.

  SECTION 7.05. Indemnification. Each Bank severally agrees to indemnify the Agent, to the extent the Agent shall not have been reimbursed by the Borrower, ratably in accordance with its Commitment, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, counsel fees and disbursements) or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (excluding, unless an Event of Default has occurred and is continuing, the normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or any such other documents; provided, however, that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent. If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

  SECTION 7.06. CONSEQUENTIAL DAMAGES. THE AGENT SHALL NOT BE RESPONSIBLE OR LIABLE TO ANY BANK, THE BORROWER OR ANY OTHER PERSON OR ENTITY FOR ANY PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR ANY OF THE
TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

  SECTION 7.07. Payee of Note Treated as Owner. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent and the provisions of Section 9.07(c) have been satisfied. Any requests, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of that Note or of any Note or Notes issued in exchange therefor or replacement thereof.

  SECTION 7.08. Non-Reliance on Agent and Other Banks. Each Bank agrees that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Loan Documents. The Agent shall not be required to keep itself (or any Bank) informed as to the performance or observance by the Borrower of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrower or any other Person. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder or under the other Loan Documents, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower or any other Person (or any of their Affiliates) which may come into the possession of the Agent.

  SECTION 7.09. Failure to Act. Except for action expressly required of the Agent hereunder or under the other Loan Documents, the Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction by the Banks of their indemnification obligations under Section 7.05 against any and all liability and expense which may be incurred by the Agent by reason of taking, continuing to take, or failing to take any such action.

  SECTION 7.10. Resignation or Removal of Agent. (a) Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving notice thereof to the Banks and the Borrower and the Agent may be removed at any time with or without cause by the Required Banks. Upon any such resignation or removal, the Required Banks shall have the right to appoint a successor Agent reasonably acceptable to the Borrower. If no successor Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Agent's notice of resignation or the Required Banks' removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent reasonably acceptable to the Borrower. Any successor Agent shall be a bank which has a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article VII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder.

  (b) If at any time the aggregate amount of the Commitments of the Agent, in its capacity as a Bank, and any Affiliate of the Agent shall be less than $10,000,000, the Agent shall promptly resign as Agent hereunder.

                              ARTICLE VIII

                    CHANGE IN CIRCUMSTANCES; COMPENSATION

  SECTION 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period:

  (a) the Agent determines that deposits in Dollars (in the applicable amounts) are not being offered in the relevant market for such Interest Period, or

  (b) the Required Banks advise the Agent that the London Interbank Offered Rate, as the case may be, as determined by the Agent will not adequately and fairly reflect the cost to such Banks of funding
Euro-Dollar Loans for such Interest Period,

the Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make Euro-Dollar Loans shall be suspended. Unless the Borrower notifies the Agent at least 1 Domestic Business Day before the date of any Borrowing of Euro-Dollar Loans for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

  SECTION 8.02. Illegality. If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any existing or future law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof (any such authority, bank or agency being referred to as an "Authority" and any such event being referred to as a "Change of Law"), or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any Authority shall make it unlawful or impossible for any Bank (or its Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans shall be suspended. Before giving any notice to the Agent pursuant to this Section, such Bank shall designate a different Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Euro-Dollar Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each Euro-Dollar Loan of such Bank, together with accrued interest thereon and any amount due such Bank pursuant to Section 8.05(a). Concurrently with prepaying each such Euro-Dollar Loan, the Borrower shall borrow a Base Rate Loan in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and such Bank shall make such a Base Rate Loan.

  SECTION 8.03. Increased Cost and Reduced Return. (a) If after the date hereof, a Change of Law or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any Authority:

  (i) shall subject any Bank (or its Lending Office) to any tax, duty or other charge with respect to its Euro-Dollar Loans, its Notes or its obligation to make Euro-Dollar Loans, or shall change the basis of taxation of payments to any Bank (or its Lending Office) of the principal of or interest on its Euro-Dollar Loans or any other amounts due under this Agreement in respect of its Euro-Dollar Loans or its obligation to make Euro-Dollar Loans (except for changes in the rate of tax on the overall income of such Bank or its Lending Office imposed by the jurisdiction in which such Bank's principal executive office or Lending Office is located); or

  (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan any such requirement included in an applicable Euro-Dollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Lending Office); or

  (iii) shall impose on any Bank (or its Lending Office) or on the London interbank market any other condition affecting its Euro-Dollar Loans, its Notes or its obligation to make Euro-Dollar Loans;

and the result of any of the foregoing is to increase the cost to such Bank (or its Lending Office) of making or maintaining any Euro-Dollar Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Lending Office) under this Agreement or under its Notes with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

  (b) If any Bank shall have determined that after the date hereof the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any existing or future law, rule or regulation, or any change in the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any Authority, has or would have the effect of reducing the rate of return on such Bank's capital as a consequence of its obligations hereunder to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank, the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction.

  (c) Each Bank will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. Notice by any Bank hereunder will be deemed to have been delivered promptly if given within 45 days after such Bank shall have determined it is entitled to compensation as a result of the occurrence of any such event. The Borrower shall not be liable for compensation pursuant to this Section for which prompt notice has not been given. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

  (d) The provisions of this Section 8.03 shall be applicable with respect to any Participant, Assignee or other Transferee, and any calculations required by such provisions shall be made based upon the circumstances of such Participant, Assignee or other Transferee.

  (e) In the event that any Bank gives any notice under Section 8.02 resulting in the suspension of its obligation to make Euro-Dollar Loans or requests compensation pursuant to Section 8.03, then, so long as the condition giving rise to such suspension or compensation exists, the Borrower may designate another bank or financial institution (such bank or financial institution being herein called a "Replacement Bank") reasonably acceptable to the Agent and which is not an Affiliate of the Borrower, to assume such Bank's Commitment hereunder and to purchase the Loans of such Bank and such Bank's rights under this Agreement and the Notes held by such Bank, all without recourse to or representation or warranty by, or expense to, such Bank, for a purchase price equal to the outstanding principal amount of the Loans payable to such Bank plus any accrued but unpaid interest on such Loans and accrued but unpaid fees owing to such Bank plus any amounts payable to such Bank under Section 8.05, and upon such assumption, purchase and substitution, and subject to the execution and delivery to the Agent by the Replacement Bank of documentation satisfactory to the Agent (pursuant to which such Replacement Bank shall assume the obligations of such original Bank under this Agreement), the Replacement Bank shall succeed to the rights and obligations of such Bank hereunder.
In the event that the Borrower exercises its rights under the preceding sentence, the Bank against which such rights were exercised shall no longer be a party hereto or have any rights or obligations hereunder; provided that the obligations of the Borrower to such Bank under Article VIII and
Section 9.03 with respect to events occurring or obligations arising before or as a result of such replacement shall survive such exercise.

  SECTION 8.04.  Base Rate Loans Substituted for Affected
Euro-Dollar Loans. If (i) the obligation of any Bank to make or maintain Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03, and the Borrower shall, by at least 5 Euro-Dollar Business Days' prior notice to such Bank through the Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

  (a) all Loans which would otherwise be made by such Bank as Euro-Dollar Loans shall be made as Base Rate Loans (in all cases interest and principal on such Loans shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and

  (b) after each of its Euro-Dollar Loans has been repaid, all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its Base Rate Loans instead.

In the event that the Borrower shall elect that the provisions of this Section shall apply to any Bank, the Borrower shall remain liable for, and shall pay to such Bank as provided herein, all amounts due such Bank under
Section 8.03 in respect of the period preceding the date of conversion of such Bank's Loans resulting from the Borrower's election.

  SECTION 8.05. Compensation. Upon the request of any Bank, delivered to the Borrower and the Agent, the Borrower shall pay to such Bank such amount or amounts as shall compensate such Bank for any loss, cost or expense incurred by such Bank as a result of:

  (a)  any payment or prepayment (pursuant to Section 2.09, Section 2.10,
Section 2.11, Section 8.02 or otherwise) of a Euro-Dollar Loan or a Money Market Loan on a date other than the last day of an Interest Period for such Euro-Dollar Loan or Money Market Loan, as the case may be;

  (b) any failure by the Borrower to prepay a Euro-Dollar Loan or a Money Market Loan on the date for such prepayment specified in the relevant notice of prepayment hereunder;

  (c) any failure by the Borrower to borrow a Euro-Dollar Loan on the date for the Euro-Dollar Borrowing of which such Euro-Dollar Loan is a part specified in the applicable Notice of Borrowing delivered pursuant to
Section 2.02; or

  (d) any failure by the Borrower to borrow a Money Market Loan (with respect to which the Borrower has accepted a Money Market Quote) on the date for the Money Market Borrowing of which such Money Market Loan is a part specified in the applicable Money Market Quote Request delivered pursuant to Section 2.03;such compensation to include, without limitation, in the case of a Euro-Dollar Loan an amount equal to the excess, if any, of
(x) the amount of interest which would have accrued on the amount so paid or prepaid or not prepaid or borrowed for the period from the date of such payment, prepayment or failure to prepay or borrow to the last day of the then current Interest Period for such Euro-Dollar Loan (or, in the case of a failure to prepay or borrow, the Interest Period for such Euro-Dollar Loan which would have commenced on the date of such failure to prepay or borrow) at the applicable rate of interest for such Euro-Dollar Loan provided for herein over (y) the amount of interest (as reasonably determined by such Bank) such Bank would have paid on (i) deposits in Dollars of comparable amounts having terms comparable to such period placed with it by leading banks in the London interbank market.

                                 ARTICLE IX

                               MISCELLANEOUS

  SECTION 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given to such party at its address or telecopy number set forth on the signature pages hereof or such other address or telecopy number as such party may hereafter specify for the purpose by notice to each other party. Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopy number specified in this Section and the telecopy machine used by the sender provides a written confirmation that such telecopy has been so transmitted or receipt of such telecopy transmission is otherwise confirmed, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, and (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Agent under Article II or Article VIII shall not be effective until received.

  SECTION 9.02. No Waivers. No failure or delay by the Agent or any Bank in exercising any right, power or privilege hereunder or under any Note or other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

  SECTION 9.03. Expenses; Documentary Taxes; Indemnification. (a) The Borrower shall pay (i) all out-of-pocket expenses of the Agent, including fees and disbursements of a single special counsel for the Agent, in connection with the preparation of this Agreement and the other Loan Documents, any waiver or consent hereunder or thereunder or any amendment hereof or thereof or any Default or alleged Default hereunder or thereunder and (ii) if a Default occurs, all out-of-pocket expenses incurred by the Agent or any Bank, including fees and disbursements of counsel, in connection with such Default and collection and other enforcement proceedings resulting therefrom, including out-of-pocket expenses incurred in enforcing this Agreement and the other Loan Documents.

  (b) The Borrower shall indemnify the Agent and each Bank against any transfer taxes, documentary taxes, assessments or charges made by any Authority by reason of the execution and delivery of this Agreement or the other Loan Documents (other than any such amounts incurred in connection with the execution and delivery of an Assignment and Acceptance, except to the extent provided in Section 8.03(e)).

  (c) The Borrower shall indemnify the Agent, the Banks and each Affiliate thereof and their respective directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from any actual or proposed use by the Borrower of the proceeds of any extension of credit by any Bank hereunder or breach by the Borrower of this Agreement or any other Loan Document or from investigation, litigation (including, without limitation, any actions taken by the Agent or any of the Banks to enforce this Agreement or any of the other Loan Documents) or other proceeding (including, without limitation, any threatened investigation or proceeding) relating to the foregoing, and the Borrower shall reimburse the Agent and each Bank, and each Affiliate thereof and their respective directors, officers, employees and agents, upon demand for any reasonable expenses (including, without limitation, legal fees) incurred in connection with any such investigation or proceeding; but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified.

  SECTION 9.04. Setoffs; Sharing of Set-Offs. (a) The Borrower hereby grants to each Bank, as security for the full and punctual payment and performance of the obligations of the Borrower under this Agreement, a continuing lien on and security interest in all deposits and other sums credited by or due from such Bank to the Borrower or subject to withdrawal by the Borrower; and regardless of the adequacy of any collateral or other means of obtaining repayment of such obligations, each Bank may at any time upon or after the occurrence of any Event of Default, and without notice to the Borrower, set off the whole or any portion or portions of any or all such deposits and other sums against such obligations, whether or not any other Person or Persons could also withdraw money therefrom.

  (b) Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest owing with respect to the Syndicated Notes held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of all principal and interest owing with respect to the Syndicated Notes held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Syndicated Notes held by the other Banks owing to such other Banks, and/or such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Syndicated Notes held by the Banks owing to such other Banks shall be shared by the Banks pro rata; provided that (i) nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness (including, without limitation, Money Market Loans) of the Borrower other than its indebtedness under the Syndicated Notes, and (ii) if all or any portion of such payment received by the purchasing Bank is thereafter recovered from such purchasing Bank, such purchase from each other Bank shall be rescinded and such other Bank shall repay to the purchasing Bank the purchase price of such participation to the extent of such recovery together with an amount equal to such other Bank's ratable share (according to the proportion of (x) the amount of such other Bank's required repayment to (y) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Syndicated Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

  SECTION 9.05. Amendments and Waivers. (a) Any provision of this Agreement, the Notes or any other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Agent are affected thereby, by the Agent); provided that no such amendment or waiver shall, unless signed by all the Banks, (i) change the Commitment of any Bank or subject any Bank to any additional obligation (other than as contemplated by Section 2.05(b)), (ii) change the principal of or rate of interest on any Loan or any fees hereunder, (iii) change the date fixed for any payment of principal of or interest on any Loan or any fees hereunder,
(iv) change the amount of principal, interest or fees due on any date fixed for the payment thereof, (v) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the percentage of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement,
(vi) change the manner of application of any payments made under this Agreement or the Notes, (vii) release or substitute all or any substantial part of the collateral (if any) held as security for the Loans, or (viii) release any guaranty given to support payment of the Loans.

  (b) The Borrower will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement unless each Bank (either directly or through the Agent) shall be informed thereof by the Borrower and shall be afforded an opportunity of considering the same and shall be supplied by the Borrower with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this Agreement shall be delivered by the Borrower to the Agent forthwith following the date on which the same shall have been executed and delivered by the requisite percentage of Banks. The Borrower will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any Bank (in its capacity as such) as consideration for or as an inducement to the entering into by such Bank of any waiver or amendment of any of the terms and provisions of this Agreement unless such remuneration is concurrently paid, on the same terms, ratably to all such Banks.

  SECTION 9.06. Margin Stock Collateral. Each of the Banks represents to the Agent and each of the other Banks that it in good faith is not, directly or indirectly (by negative pledge or otherwise), relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

  SECTION 9.07. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that the Borrower may not assign or otherwise transfer any of its rights under this Agreement.

  (b) Any Bank may at any time sell to one or more Persons (each a "Participant") participating interests in any Loan owing to such Bank, any Note held by such Bank, any Commitment hereunder or any other interest of such Bank hereunder. In the event of any such sale by a Bank of a participating interest to a Participant, such Bank's obligations under this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank shall remain the holder of any such Note for all purposes under this Agreement, and the Borrower and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. In no event shall a Bank that sells a participation be obligated to the Participant to take or refrain from taking any action hereunder except that such Bank may agree that it will not (except as provided below), without the consent of the Participant, agree to (i) the change of any date fixed for the payment of principal of or interest on the related Loan or Loans, (ii) the change of the amount of any principal, interest or fees due on any date fixed for the payment thereof with respect to the related Loan or Loans, (iii) the change of the principal of the related Loan or Loans, (iv) any change in the rate at which either interest is payable thereon or (if the Participant is entitled to any part thereof) facility fee is payable hereunder from the rate at which the Participant is entitled to receive interest or facility fee (as the case may be) in respect of such participation, (v) the release or substitution of all or any substantial part of the collateral (if any) held as security for the Loans, or (vi) the release of any guaranty given to support payment of the Loans. The Borrower agrees that each Participant shall be entitled to the benefits of Article VIII with respect to its participation in Loans outstanding from time to time.

  (c) Any Bank may at any time assign to one or more banks or financial institutions (each an "Assignee") all, or a proportionate part of all, of its rights and obligations under this Agreement, the Notes and the other Loan Documents, and such Assignee shall assume all such rights and obligations, pursuant to an Assignment and Acceptance in the form attached hereto as Exhibit J, executed by such Assignee, such transferor Bank and the Agent (and, in the case of an Assignee that is not then a Bank or an Affiliate of a Bank, by the Borrower); provided that (i) no interest may be sold by a Bank pursuant to this paragraph (c) unless the Assignee shall agree to assume ratably equivalent portions of the transferor Bank's Commitment, (ii) the amount of the Commitment of the assigning Bank subject to such assignment (determined as of the effective date of the assignment) shall be equal to $10,000,000 (or any larger multiple of $1,000,000),
(iii) no interest may be sold by a Bank pursuant to this paragraph (c) to any Assignee that is not then a Bank or an Affiliate of a Bank without the consent of the Borrower, which consent shall not be unreasonably withheld; provided that the Borrower's consent shall not be necessary with respect to any assignment made after the occurrence and during the continuance of a Default, and (iv) a Bank may not have more than two (2) Assignees that are not then Banks or Affiliates of such Banks at any one time. Upon
(A) execution of the Assignment and Acceptance by such transferor Bank, such Assignee, the Agent and (if applicable) the Borrower, (B) delivery of an executed copy of the Assignment and Acceptance to the Borrower and the Agent, (C) payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, and (D) payment of a processing and recordation fee of $2,500 to the Agent, such Assignee shall for all purposes be a Bank party to this Agreement and shall have all the rights and obligations of a Bank under this Agreement (including, without limitation, the rights of a Bank under Section 2.03) to the same extent as if it were an original party hereto with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by the Borrower, the Banks or the Agent shall be required. Upon the consummation of any transfer to an Assignee pursuant to this paragraph (c), the transferor Bank, the Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to each of such Assignee and such transferor Bank.

  (d) Subject to the provisions of Section 9.08, the Borrower authorizes each Bank to disclose to any Participant, Assignee or other transferee (each a "Transferee") and any prospective Transferee any and all financial and other information in such Bank's possession concerning the Borrower which has been delivered to such Bank by the Borrower pursuant to this Agreement or which has been delivered to such Bank by the Borrower in connection with such Bank's credit evaluation prior to entering into this Agreement.

  (e)  No Transferee shall be entitled to receive any greater payment under

Section 8.03 than the transferor Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of
Section 8.02 or 8.03 requiring such Bank to designate a different Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

  (f) Anything in this Section 9.07 to the contrary notwithstanding, any Bank may assign and pledge all or any portion of the Loans and/or obligations owing to it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and Operating Circular issued by such Federal Reserve Bank, provided that any payment in respect of such assigned Loans and/or obligations made by the Borrower to the assigning and/or pledging Bank in accordance with the terms of this Agreement shall satisfy the Borrower's obligations hereunder in respect of such assigned Loans and/or obligations to the extent of such payment. No such assignment shall release the assigning and/or pledging Bank from its obligations hereunder.

  SECTION 9.08. Confidentiality. Each Bank agrees to exercise its best efforts to keep any information delivered or made available by the Borrower to it which is not publicly available, confidential from anyone other than persons employed or retained by such Bank who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans; provided, however, that nothing herein shall prevent any Bank from disclosing such information (i) to any other Bank, (ii) upon the order of any court or administrative agency, (iii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Bank, (iv) which has been publicly disclosed unless such public disclosure is known by such Bank to be in violation of this Section 9.08, (v) to the extent reasonably required in connection with any litigation to which the Agent, any Bank or their respective Affiliates may be a party (provided, that prior to such disclosure, such Bank shall notify the Borrower to the extent reasonably practicable and shall afford the Borrower an opportunity to contest such disclosure, unless such Bank shall determine that such a contest would prejudice its rights or interests), (vi) to the extent reasonably required in connection with the exercise of any remedy hereunder, (vii) to such Bank's legal counsel and independent auditors and
(viii) upon the prior written consent of the Borrower, to any actual or proposed Participant, Assignee or other Transferee (other than any Assignee or Transferee to which an assignment or transfer is being made after the occurrence and during the continuance of a Default) of all or part of its rights hereunder which has agreed in writing to be bound by the provisions of this Section 9.08.

  SECTION 9.09. Representation by Banks. Each Bank hereby represents that it is a commercial lender or financial institution which makes loans in the ordinary course of its business and that it will make its Loans hereunder for its own account in the ordinary course of such business; provided, however, that, subject to Section 9.07, the disposition of the Note or Notes held by that Bank shall at all times be within its exclusive control.

  SECTION 9.10. Obligations Several. The obligations of each Bank hereunder are several, and no Bank shall be responsible for the obligations or commitment of any other Bank hereunder. Nothing contained in this Agreement and no action taken by the Banks pursuant hereto shall be deemed to constitute the Banks to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Bank shall be a separate and independent debt, and each Bank shall be entitled to protect and enforce its rights arising out of this Agreement or any other Loan Document and it shall not be necessary for any other Bank to be joined as an additional party in any proceeding for such purpose.

  SECTION 9.11. Survival of Certain Obligations. Sections 8.03(a), 8.03(b), 8.05 and 9.03, and the obligations of the Borrower thereunder, shall survive, and shall continue to be enforceable notwithstanding, the termination of this Agreement and the Commitments and the payment in full of the principal of and interest on all Loans.

  SECTION 9.12. Georgia Law. This Agreement and each Note shall be construed in accordance with and governed by the law of the State of Georgia.

  SECTION 9.13. Severability. In case any one or more of the provisions contained in this Agreement, the Notes or any of the other Loan Documents should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby and shall be enforced to the greatest extent permitted by law.

  SECTION 9.14. Interest. In no event shall the amount of interest due or payable hereunder or under the Notes exceed the maximum rate of interest allowed by applicable law, and in the event any such payment is inadvertently made to any Bank by the Borrower or inadvertently received by any Bank, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify such Bank in writing that it elects to have such excess sum returned forthwith. It is the express intent hereof that the Borrower not pay and the Banks not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by the Borrower under applicable law.

  SECTION 9.15. Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

  SECTION 9.16. Consent to Jurisdiction. The Borrower (a) submits to personal jurisdiction in the State of Georgia, the courts thereof and the United States District Courts sitting therein, for the enforcement of this Agreement, the Notes and the other Loan Documents, (b) waives any and all personal rights under the law of any jurisdiction to object on any basis (including, without limitation, inconvenience of forum) to jurisdiction or venue within the State of Georgia for the purpose of litigation to enforce this Agreement, the Notes or the other Loan Documents, and (c) agrees that service of process may be made upon it in the manner prescribed in Section
9.01 for the giving of notice to the Borrower. Nothing herein contained, however, shall prevent the Agent from bringing any action or exercising any rights against any security and against the Borrower personally, and against any assets of the Borrower, within any other state or jurisdiction.

  SECTION 9.17. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

  SECTION 9.18. Knowledge of Borrower. Whenever this Agreement or any other Loan Document refers to the knowledge, best knowledge or awareness of the Borrower or any Subsidiary, it is referring to the knowledge of a Responsible Officer.










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
  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, under seal, by their respective authorized officers as of the day and year first above written.

                                    KEMET CORPORATION


                                    By:/S/ J.J. Jerozal     (SEAL)
                                    Title: Chief Financial Officer


ATTEST:

/S/ G.H. Spears                     KEMET Corporation
Secretary                           2835 Kemet Way
                                    Simpsonville, South Carolina 29681
                                    Attention:  Chief Financial Officer
                                    Telecopy number:  (864) 228-4161
                                    Telephone number:  (864) 963-6651










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
                                   WACHOVIA BANK OF GEORGIA, N.A.,
                                   as Agent

                                   By:/S/ Katherine W. Howland  (SEAL)
                                   Title: Vice President

                                   Notice Address
                                   Wachovia Bank of Georgia, N.A.
                                   191 Peachtree Street, N.E.
                                   Atlanta, Georgia  30303-1757
                                   Attention: Katie Howland
                                   Telecopy number:  (404) 332-4005
                                   Telephone number: (404) 332-6087















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
COMMITMENTS

$15,000,000.00                      WACHOVIA BANK OF SOUTH CAROLINA, N.A.


                                   By:/S/ Suzanne L. Morrison    (SEAL)
                                   Title: Assistant Vice President

                                   Lending Office
                                   Wachovia Bank of South Carolina, N.A.
                                   1401 Main Street, Suite 705
                                   Columbia, South Carolina 29226
                                   Attention: Suzanne L. Morrison
                                   Telecopy number: (803) 765-3232
                                   Telephone number: (803) 765-3049













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

$35,000,000.00                      WACHOVIA BANK OF NORTH CAROLINA, N.A.


                                   By:/S/ R. Clayton Woodard     (SEAL)
                                   Title: Senior Vice President

                                   Lending Office

                                   Wachovia Bank of North Carolina, N.A.
                                   400 South Tryon Street
                                   31st Floor
                                   MC: NC 21315
                                   Charlotte, North Carolina 28202
                                   Attention: R. Clayton Woodard
                                   Telecopy number: (704) 378-5146
                                   Telephone number (704) 378-5640














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

$30,000,000.00                      ABN AMRO BANK N.V. ATLANTA AGENCY,
                                    as Co-Agent and Bank


                                    By:/S/ L.K. Kelley         (SEAL)
                                    Title: Group Vice President


                                    By:/S/ Steven L. Hipsman   (SEAL)
                                    Title: Vice President


                                    Lending Office

                                    ABN AMRO Bank N.V. Atlanta Agency
                                    1 Ravinia Drive
                                    Suite 1200
                                    Atlanta, Georgia 30346
                                    Attention: Patrick Thom
                                    Telecopy number: (770) 395-9188
                                    Telephone number: (770) 396-0066
















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

$25,000,000.00                       FIRST UNION NATIONAL BANK
                                     OF SOUTH CAROLINA



                                     By:/S/ Jack Whitener     (SEAL)
                                     Title: Senior Vice President

                                     Lending Office

                                     First Union National Bank of South
                                     Carolina
                                     One Insignia Financial Plaza
                                     Greenville, South Carolina 29601
                                     Attention: Frank R. Wrenn, III
                                     Telecopy number: (864) 255-8357
                                     Telephone number: (864) 255-8228













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
$15,000,000.00                    PNC BANK, NATIONAL ASSOCIATION


                                  By:/S/ Rose M. Crump       (SEAL)
                                  Title: Vice President

                                  Lending Office

                                  PNC Bank, National Association
                                  249 Fifth Avenue
                                  Pittsburgh, Pennsylvania 15222
                                  Attention: Corporate Banking
                                  - Southeast Group
                                  Telecopy number: (412) 762-6484
                                  Telephone number: (412) 762-2539

















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



$15,000,000.00                    NBD BANK


                                  By:/S/ L.E. Schuster      (SEAL)
                                  Title: Authorized Agent

                                  Lending Office

                                  NBD Bank
                                  611 Woodward Avenue
                                  Detroit, Michigan 48226
                                  Attention: Larry E. Schuster
                                  Telecopy number: (313) 225-2649
                                  Telephone number: (313) 225-1164

















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
$15,000,000.00                    SUNTRUST BANK, ATLANTA


                                  By:/S/ Brian K. Peters    (SEAL)
                                  Title: Vice President

                                  and by: /S/ J.P. Owen
                                          Banking Officer

                                  Lending Office

                                  Suntrust Bank, Atlanta
                                  25 Park Place
                                  26th Floor
                                  Atlanta, Georgia 30303
                                  Attention: Brian K. Peters
                                  Telecopy number: (404) 658-4905
                                  Telephone number: (404) 827-6118

















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
$15,000,000.00                  THE SAKURA BANK, LIMITED


                                By: /S/ Hiroyasu Imanishi  (SEAL)
                                Title: Vice President & Senior Manager

                                Lending Office

                                The Sakura Bank, Limited
                                Marquis One Tower
                                Suite 2703
                                245 Peachtree Center Avenue, N.E.
                                Atlanta, Georgia 30303
                                Attention: Hutch Corbett
                                Telecopy number: (404) 521-1133
                                Telephone number: (404) 521-3111


TOTAL COMMITMENTS

$165,000,000.00